As filed with the Securities and Exchange Commission on October 22, 1997
                                           Registration Statement No. 333-17389
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                             ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ANDRX CORPORATION
             (Exact name of registrant as specified in its charter)

          FLORIDA                                2834                       65-0366879
-------------------------------      ----------------------------       -------------------
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification No.)

                          DR. ELLIOT F. HAHN, PRESIDENT
                                ANDRX CORPORATION
                      4001 SOUTHWEST 47TH AVENUE, SUITE 201
                         FORT LAUDERDALE, FLORIDA 33314
                                 (954) 584-0300
                            -------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            -------------------------
                          COPIES OF COMMUNICATIONS TO:

                              DALE S. BERGMAN, P.A.
                                BROAD AND CASSEL
                          201 SOUTH BISCAYNE BOULEVARD
                            MIAMI CENTER, SUITE 3000
                              MIAMI, FLORIDA 33131
                            TELEPHONE: (305) 373-9400
                           TELECOPIER: (305) 373-9443
                            -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

        If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -------------------------


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A), OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 22, 1997

                                 502,065 SHARES

                                ANDRX CORPORATION

                                  COMMON STOCK

        This Prospectus covers an aggregate of 502,065 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Andrx Corporation, a Florida corporation ("Andrx" or the "Company"), on behalf of certain selling shareholders (the "Selling Shareholders"). Of such 502,065 shares, (i) 274,434 shares were heretofore issued in private offerings consummated in December 1993, January 1994 and May 1995, (ii) 207,799 shares are issuable pursuant to warrants (the "Investor Warrants") issued in connection with the private offerings consummated in December 1993 and January 1994, (iii) 9,916 shares are issuable upon the exercise of an option granted to the placement agent of the December 1993 and January 1994 private offerings (the "Agent's Option") to purchase 9,916 shares of Common Stock and 9,916 Investor Warrants (the "Agent's Warrants"), and
(iv) the remaining 9,916 shares are issuable upon exercise of the Agent's Warrants. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders." The Company will receive proceeds only upon the exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants by the holders thereof. See "Use of Proceeds."

        The Selling Shareholders may sell the Common Stock offered hereby for their own accounts in open market or block transactions or otherwise in accordance with the rules of The Nasdaq National Market, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker- dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of shares of Common Stock offered hereby, the Selling Shareholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of such Common Stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by the Selling Shareholders that there currently are no underwriting arrangements with respect to the sale of the shares of Common Stock. To the extent required, the specific shares of Common Stock to be sold, names of the Selling Shareholders, purchase price, public offering price, names of any such broker-dealer or selling agent and any applicable discount or commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

        The Common Stock is listed for quotation on The Nasdaq National Market under the symbol "ADRX." On October 20, 1997, the last sale price of the Common Stock as reported by The Nasdaq National Market was $39.125 per share. See "Price Range of Common Stock."

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                      The date of this Prospectus is , 1997

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the website that the Commission maintains at http://www.sec.gov.

                               PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO 1,606,105 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS, INCLUDING THE INVESTOR WARRANTS, THE AGENT'S OPTION AND THE AGENT'S WARRANTS.


                                   THE COMPANY

        Andrx is engaged in the formulation and commercialization of controlled-release oral pharmaceuticals utilizing the Company's proprietary drug delivery technologies. Management believes that pharmaceutical companies are increasingly utilizing controlled-release drug delivery technologies to improve drug therapy. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient-friendly" dosage forms, which reduce the frequency of drug administration, thus improving patient compliance. Controlled-release pharmaceuticals can be especially beneficial for certain patient populations, such as the elderly, who often require several medications with differing dosing regimens.

        To date, the Company has developed six distinct drug delivery technologies that are patented or for which patent applications have been filed. The Company believes that its technologies are transferable and can be modified to apply to a variety of pharmaceutical products. The Company believes the market for advanced drug delivery systems is large and is growing rapidly. Based on published data, the market for orally-administered drugs that utilize sustained and controlled-release drug delivery systems is expected to increase to approximately $50 billion in 2005 from approximately $5.8 billion in 1995.

        The Company is applying its proprietary drug delivery technologies and formulation skills, either directly or through collaborative arrangements with joint venture partners and/or licensees, to (i) the development of bioequivalent versions of selected high sales volume, controlled-release brand name pharmaceuticals, (ii) the development of brand name controlled-release formulations of existing immediate-release or controlled-release drugs where the Company believes that the application of the Company's drug delivery technologies may improve the efficacy or other characteristics of that product and (iii) the formulation of controlled-release versions of existing drugs and drugs under development for other pharmaceutical companies. The Company does not presently intend to develop new chemical entities.

        In late 1995, the Company submitted Abbreviated New Drug Applications ("ANDAs") to the U.S. Food and Drug Administration (the "FDA") covering bioequivalent versions of Cardizem/registered trademark/ CD, which is marketed by Hoechst Marion Roussel, Inc. ("HMR"), and Dilacor XR /trademark/, which, as of July 1, 1997, is marketed by Watson Pharmaceuticals, Inc. ("Watson") and, prior to that, was marketed by Rhone-Poulenc Rorer, Inc. ("RPR"). According to data from IMS America, the brand name versions of the drugs covered by these ANDAs had combined 1996 U.S. sales exceeding $850 million. In October 1997, the Company received FDA approval of its ANDA for the bioequivalent version of Dilacor XR /trademark/. The Company has commenced marketing its bioequivalent version of Dilacor XR /trademark/ under the name Diltia XT /trademark/. Prior to this, the only revenues which the Company generated from its product development activities were licensing fees received for certain products under development and services rendered to ANCIRC Pharmaceuticals, a joint venture between Andrx and Watson ("ANCIRC"). In September 1997, the Company received tentative FDA approval of its ANDA for its bioequivalent version of Cardizem/registered trademark/ CD. FDA approval of the ANDA for the Company's bioequivalent version of Cardizem/registered trademark/ CD is tentative because of the pending patent infringement litigation (the "HMR Litigation") brought by HMR and Carderm Capital L.P. (collectively, "HMRI"), the holders of the patents relating to Cardizem/registered trademark/ CD, against Andrx following the Company's submission of its ANDA to the FDA. As a result of the HMR Litigation, the FDA may not grant final marketing approval of Andrx's product until after either the lawsuit is resolved in Andrx's favor or July 3, 1998 (30 months after HMR received Andrx's certification that its product does not infringe the patents listed for Cardizem/registered trademark/ CD). In April 1997, ANCIRC submitted to the FDA an ANDA for a third controlled-release product.

        In addition to the three products for which ANDAs have been submitted, the Company, either directly or with its collaborative partners, currently has 18 additional bioequivalent versions of controlled-release drugs under development. Of these product candidates, 14 are in various phases of bioequivalence studies and four are in various phases of formulation development. The Company is continually evaluating other potential product candidates. In selecting its ANDA product candidates, the Company focuses on high sales volume pharmaceuticals for which marketing exclusivity or patent rights have expired or are near expiration.

        To expedite product development and reduce the Company's development costs, the Company initially entered into collaborative arrangements with other pharmaceutical companies. Andrx is a 50% partner in the joint venture ANCIRC with Watson for the development of up to eight controlled-release generic pharmaceutical products, one of which was submitted to the FDA in April 1997. Andrx has also entered into development and licensing agreements with a number of U.S. and foreign pharmaceutical companies, including Watson, for additional controlled-release products. Watson owns approximately 18.5% of the Company's outstanding Common Stock, and has warrants to acquire additional shares of Common Stock.

        Generic pharmaceuticals are therapeutic equivalents of brand name drugs for which marketing exclusivity or patent rights have expired. According to data from IMS America, U.S. sales of generic pharmaceuticals exceeded $6.3 billion in 1994 and have grown at an average rate of 32% since 1992. The Company believes that the market for generic pharmaceuticals has grown and will continue to grow because of various factors, including the aging of the U.S. population, continuing efforts to contain health care costs by governmental agencies, managed care institutions and third party payors, resolution of internal quality control issues by the FDA over the last decade, and the increasing awareness and acceptance of generic drugs by physicians, pharmacists and consumers.

        The Company is applying its proprietary drug delivery technologies to the development of brand name controlled-release formulations of existing immediate-release and controlled-release drugs. In selecting its product candidates, the Company focuses on high sales volume pharmaceuticals whose marketing exclusivity or patent rights are near expiration. The Company believes that the application of its drug delivery technologies will improve the efficacy or other characteristics of these products, for example, by decreasing undesired side effects or reducing the frequency of administration. The Company currently has five product candidates under development.

        The FDA approval process for the brand name controlled-release pharmaceuticals which the Company is developing is expected to be longer and more costly than that for generic versions of existing controlled-release pharmaceuticals and will require the filing of a New Drug Application ("NDA") with the FDA. However, the Company believes that the process will be shorter than that typically associated with most new drugs because the Company's development efforts involve chemical entities which have been previously approved by the FDA in their existing formulations. The Company may receive certain marketing exclusivity rights for a controlled-release product it develops, upon FDA approval for the product.

        The Company is also using its proprietary drug delivery technologies in collaborative arrangements with various pharmaceutical companies to formulate controlled-release versions of existing commercialized drugs and drugs under development for these companies. In addition to improving drug efficacy, the Company believes that its drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their existing products and new drug candidates.

        In addition to developing controlled-release pharmaceuticals, the Company markets and distributes generic drugs manufactured by third parties. These operations have generated substantially all of the Company's revenues to date. The Company's customer base consists primarily of independent pharmacies, regional pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. The Company currently utilizes operating profit from its generic pharmaceutical distribution operations to absorb corporate overhead and offset a portion of the Company's research and development expenses. These operations also provide Andrx with an ability to directly observe and participate in developments and trends in the generic pharmaceutical industry. The Company plans to use its distribution operations to assist in the marketing of generic controlled-release products developed by the Company and its collaborative partners.

        The Company was incorporated on August 28, 1992 under the name "Andrx Pharmaceuticals, Inc.," commenced operations and assumed its present name in November, 1992. The Company's executive offices are located at 4001 Southwest 47th Avenue, Fort Lauderdale, Florida 33314, and the Company's telephone number is (954) 584-0300. Unless the context otherwise requires, references herein to "Andrx" or the "Company" are to Andrx Corporation and its subsidiaries.

                                  THE OFFERING


Common Stock offered.......................      502,065 shares, of which 274,434 shares are presently
                                                 outstanding, 207,799 shares are issuable upon the
                                                 exercise of the Investor Warrants, 9,916 shares are
                                                 issuable upon exercise of the Agent's Option and 9,916
                                                 shares are issuable upon exercise of the Agent's
                                                 Warrants.

Common Stock to be outstanding after the
offering...................................      14,993,439 shares(1)

Use of proceeds............................      The Company will not receive any proceeds from the
                                                 sale of the shares of Common Stock by the Selling
                                                 Shareholders.  The Company will only receive proceeds
                                                 upon the exercise of the Investor Warrants, the Agent's
                                                 Option and the Agent's Warrants by the holders thereof,
                                                 which proceeds, if any, will be used for working capital
                                                 requirements and other general corporate purposes.  See
                                                 "Use of Proceeds."

Nasdaq National Market symbol..............      ADRX



-------------------

(1) Assumes the Investor Warrants, the Agent's Option and the Agent's Warrants are exercised in full.


                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                          SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                         JUNE 30,
                                                    -----------------------------------------------    ----------------------
                                                      1993         1994         1995         1996         1996         1997
                                                    --------     --------     --------     --------     --------     --------
STATEMENT OF OPERATIONS DATA:

Revenues:
  Distribution revenues, net ...................    $  5,655     $ 25,916     $ 50,468     $ 86,721     $ 37,776     $ 63,221
  Research and development services
    to joint venture ...........................          --          375        2,529        2,206        1,555          691
  Licensing revenues ...........................         225          155          165           50           --           --
                                                    --------     --------     --------     --------     --------     --------

Total revenues .................................       5,880       26,446       53,162       88,977       39,331       63,912
                                                    --------     --------     --------     --------     --------     --------

Cost of revenues:
  Distribution .................................       5,258       21,362       41,781       72,400       31,498       53,546
  Research and development services
    to joint venture ...........................          --          375        2,529        2,206        1,555          691
                                                    --------     --------     --------     --------     --------     --------

Total cost of revenues .........................       5,258       21,737       44,310       74,606       33,053       54,237
                                                    --------     --------     --------     --------     --------     --------

Gross profit ...................................         622        4,709        8,852       14,371        6,278        9,675

Selling, general and administrative
  expenses .....................................       1,706        5,390        8,647       13,178        5,840        8,754
Research and development expenses ..............         960        2,110        3,255        3,655        1,325        3,730
Manufacturing overhead .........................          --           --           --           --           --          472
Equity in losses of joint venture ..............          --          316        1,840        2,011        1,031          764
                                                    --------     --------     --------     --------     --------     --------

Loss from operations ...........................      (2,044)      (3,107)      (4,890)      (4,473)      (1,918)      (4,045)
Other income (expense), net ....................                        2         (297)         445           33          381
                                                    --------     --------     --------     --------     --------     --------

Net loss .......................................    $ (2,044)    $ (3,105)    $ (5,187)    $ (4,028)    $ (1,885)    $ (3,664)
                                                    ========     ========     ========     ========     ========     ========

Net loss per share .............................    $  (0.26)    $  (0.35)    $  (0.55)    $  (0.33)    $  (0.17)    $  (0.27)
                                                    ========     ========     ========     ========     ========     ========

Weighted average shares of
  Common Stock outstanding .....................       7,745        8,758        9,447       12,148       10,953       13,641
                                                    ========     ========     ========     ========     ========     ========


                                                   JUNE 30, 1997
                                                   -------------
BALANCE SHEET DATA:

Cash, cash equivalents and
  investments available for sale...............         $41,995
Total assets...................................          93,428
Short-term borrowings..........................           8,727
Total shareholders' equity.....................          63,088

                           FORWARD-LOOKING STATEMENTS

        Andrx cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Prospectus or which are otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward- looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "would", "could", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the risks discussed in "Risk Factors" below, as well as elsewhere herein and in the Company's filings with the Commission.

                                  RISK FACTORS

        An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS

        The Company has not generated any earnings to date and incurred net losses of approximately $3.1 million, $5.2 million and $4.0 million during 1994, 1995 and 1996, respectively, and $1.9 million and $3.7 million during the six months ended June 30, 1996 and June 30, 1997, respectively. As of June 30, 1997, the Company had an accumulated deficit of approximately $18.2 million. The Company expects negative cash flow and net losses to continue at least through 1997. To date, substantially all of the Company's revenues have been generated from the distribution of generic pharmaceuticals manufactured by third parties. In October 1997, the Company received FDA approval of its ANDA for and commenced commercial marketing of the bioequivalent version of Dilacor XR /trademark/ and, in September 1997, received tentative FDA approval of its ANDA for the bioequivalent version of Cardizem/registered trademark/ CD. None of the other controlled-release products being developed by the Company have been approved by the FDA for marketing. There can be no assurance that these products will generate substantial revenues or profits. To achieve profitable operations, Andrx must expand its pharmaceutical distribution operations to cover its operating overhead or successfully develop, manufacture and market pharmaceuticals utilizing its proprietary drug delivery technologies, either alone or through collaborative arrangements with joint venture partners and/or licensees. The time required to reach profitability is highly uncertain and no assurance can be given that the Company will be able to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNPROVEN TECHNOLOGY; LACK OF COMMERCIALIZED PRODUCTS

        The Company is focusing its product formulation efforts on the development of controlled-release pharmaceuticals utilizing the Company's proprietary drug delivery technologies. The Company's product candidates are in various stages of development, and the period necessary to achieve market success for any individual product is uncertain and may be lengthy. The Company has submitted ANDAs to the FDA for bioequivalent versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/, both of which are once-a-day versions of diltiazem hydrochloride, and, through its ANCIRC joint venture, has also submitted an ANDA to the FDA for another controlled-release product. In October 1997, the Company received FDA approval of its ANDA for the bioequivalent version of Dilacor XR /trademark/. The Company has commenced marketing its bioequivalent version of Dilacor XR /trademark/ under the name Diltia XT /trademark/. Prior to this, the only revenues which the Company generated from its product development activities were licensing fees received for certain products under development and services rendered to ANCIRC. In September 1997, the Company received tentative FDA approval of its ANDA for the bioequivalent version of Cardizem/registered trademark/ CD. FDA approval of the ANDA for the Company's bioequivalent version of Cardizem/registered trademark/ CD is considered tentative because the FDA may not grant final approval of the Company's ANDA until after either the HMR Litigation is resolved in Andrx's favor or July 3, 1998 (30 months after HMRI received Andrx's certification that its product does not infringe the patents listed for

Cardizem/registered trademark/ CD). FDA approval to market the third product candidate for which ANCIRC has submitted an ANDA has not yet been received. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, that products under development or products submitted to the FDA will be approved by the FDA, that the Company will be successful in its patent litigation, or that approved products can be manufactured at an acceptable cost with appropriate quality or successfully marketed by the Company or its collaborators. See "Business--Product Development."

DEPENDENCE ON PATENTS AND TRADE SECRETS

        Andrx believes that patent and trade secret protection, particularly of its drug delivery technologies, is important to its business and that its future will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. Andrx has been issued eleven U.S. patents relating to its controlled-release drug delivery technologies. In addition, Andrx has filed six additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. The Company expects to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. There is no assurance that the Company's patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of the Company's patents. Furthermore, there is no assurance that (i) any of the Company's future processes or products will be patentable; (ii) any pending or additional patents will be issued in any or all appropriate jurisdictions; (iii) the Company's processes or products will not infringe upon the patents of third parties; or
(iv) the Company will have the resources to defend against charges of patent infringement or protect its own patent rights against third parties. The inability of the Company to protect its patent rights or infringement by the Company of the patent or proprietary rights of others could have a material adverse effect on the Company's results of operations and financial position.

        Andrx also relies on trade secrets and proprietary knowledge, which it generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. There can be no assurance, however, that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known by competitors. See "Business--Patents and Proprietary Rights."

PATENT LITIGATION

        There has been substantial litigation in the pharmaceutical, biomedical and biotechnology industries with respect to the manufacture, use and sale of new products that are the subject of patent rights. Most of the brand name controlled-release products, of which the Company is developing bioequivalent versions, are covered by one or more patents. Under the Drug Price Competition and Patent Restoration Act of 1984 (the "Waxman-Hatch amendments"), when a drug developer files an abbreviated application for a generic drug, and the developer believes that an unexpired patent which has been listed with the FDA as covering that brand name product will not be infringed by the developer's product or is invalid or unenforceable, the developer must so certify to the FDA. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement. If a suit is filed within 45 days of the patent holder's receipt of such certification, the FDA can review and tentatively approve the abbreviated application, but is precluded from making the marketing approval effective until a judgment in the action has been rendered or 30 months from the date the certification was received by the patent holder, whichever is sooner. Should a patent holder commence a lawsuit with respect to alleged patent infringement by the Company, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. To date, two such actions have been commenced against Andrx. One of these actions has been dismissed without prejudice. The other action is the HMR Litigation which relates to the Company's ANDA for its bioequivalent version of Cardizem/registered trademark/ CD. While the Company has received tentative approval of its ANDA for the bioequivalent version of Cardizem/registered trademark/ CD, the HMR Litigation has the effect of delaying FDA final approval of the ANDA until after either the HMR Litigation is resolved in Andrx's favor or July 3, 1998 (30 months after HMRI received Andrx's certification that its product does not infringe the patents listed for Cardizem/registered trademark/ CD). It is anticipated that additional actions may be filed as Andrx or its collaborative partner files additional abbreviated applications. The Company evaluates the probability of patent infringement litigation with respect to its abbreviated application submissions on a case by case basis and, accordingly, has provided for its estimated costs relating to existing litigation. The delay in obtaining FDA approval to market the Company's product candidates as a result of litigation, the expense of such litigation whether or not the Company is successful, or an adverse outcome in such litigation could have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Patents and Proprietary Rights" and "--Government Regulation."

DEPENDENCE ON COLLABORATIVE PARTNERS

        The Company is a 50% partner in a joint venture with Watson. The Company shares the costs of the joint venture and, pursuant to the development and licensing agreements, the licensee typically funds all of the costs of developing the licensed product. The Company has no control over the resources which its collaborative partners will devote to development of licensed products, and there can be no assurance that the Company's collaborative partners will pursue the commercialization of a licensed product on a timely basis or that products to be developed pursuant to the Company's collaborative arrangements will be approved for marketing by the FDA. Further, even if licensed products are approved, Andrx will be dependent upon its joint venture partner to manufacture and its licensees to manufacture and market the products. Andrx is exploring, and intends to continue to explore, additional collaborative and licensing opportunities. There can be no assurance that the licensees can successfully market any products or that the Company will be able to negotiate acceptable collaborative arrangements in the future or that any current or future collaborative arrangement will ultimately be successful. See "Business--Collaborative Arrangements."

SUPERVISION OF DEVELOPMENT

        The agreements with Watson governing the ANCIRC joint venture require Dr. Chih-Ming J. Chen, the Company's Chief Scientist, to personally supervise the development of all ANCIRC products and to devote such time and effort as may be necessary to such activities until at least five products have been successfully developed by ANCIRC. If Dr. Chen fails to perform such supervisory services prior to ANCIRC developing five products (other than by reason of his death or disability) Watson has the option (i) to require the Company to repurchase Watson's interests in ANCIRC and the Company for an amount equal to Watson's investments therein, plus interest compounded at 15% per annum, or (ii) to assume the rights of the Company to develop and market the products. Once ANCIRC has developed three products, Watson is limited to the option set forth in clause (ii) of the preceding sentence. If Watson were to successfully allege that Dr. Chen was not performing supervisory services and were to demand that the Company repurchase its investment, there can be no assurance that the Company would have the financial resources to do so or that such demand would not have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Product Development."

DEPENDENCE UPON MANAGEMENT AND KEY PERSONNEL

        The Company's success for the foreseeable future will be dependent upon the services of Dr. Chih-Ming J. Chen, Alan P. Cohen and Dr. Elliot F. Hahn, the Company's Chief Scientist, Chairman of the Board and President, respectively. Each of these individuals is party to an employment agreement with the Company. The Company has secured $4.0 million in key man life insurance covering Dr. Chen and $2.0 million in key man life insurance covering each of Mr. Cohen and Dr. Hahn. The Company's success will also be dependent in large part on its ability to attract and retain highly qualified scientific, technical and business personnel experienced in the development, manufacture and marketing of pharmaceuticals. The loss of the services of any of the three officers mentioned above, or the inability to attract or retain qualified personnel would have a material adverse effect on the Company's results of operations, financial condition and business. See "Management."

LACK OF MANUFACTURING EXPERIENCE

        The Company has an approximately 35,000 square foot commercial manufacturing facility. This facility is being used to manufacture Andrx's bioequivalent version of Dilacor XR /trademark/, for which FDA approval was received in October 1997 and the facility will be used for the manufacture of Cardizem/registered trademark/ CD. Although this facility is expected to be sufficient for these products, it will not be suitable for the manufacture of all of the additional products which the Company intends to develop and manufacture. The FDA has inspected the facility with regard to the Company's versions of Dilacor XR /trademark/ and Cardizem/registered trademark/ CD, and has advised the Company that the manufacturing site is in compliance with current Good Manufacturing Practices ("cGMP"). The Company's facility will be subject to periodic inspections by the FDA on an ongoing basis and there can be no assurance that the facility will continue to be found to be in compliance with cGMP or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval and distribution of the Company's planned products, and require the Company to incur significant additional expense to comply with cGMP or other regulatory requirements. There can be no assurance that the Company will be able to successfully manufacture its products on a commercial scale. Further, the Company will be dependent on other companies to manufacture certain of the product candidates currently undergoing bioequivalency studies. See "Business--Collaborative Arrangements," "--Manufacturing" and "-- Government Regulation."

MANAGEMENT OF EXPANDING OPERATIONS

        The Company has experienced significant growth of its operations, necessitating expansion, upgrading and improvement of the Company's administrative, operational and management systems, controls and resources. Additional growth is anticipated during the initial stages of the Company's commercial manufacturing operations and its marketing and sales efforts for its own products and the products developed by the ANCIRC joint venture. The Company has limited experience in managing growth and no experience in marketing its own or ANCIRC's products. A failure to manage growth effectively or to develop a successful marketing approach would have a material adverse effect on the Company's results of operations, financial condition and business. See "Business--Generic Pharmaceutical Distribution Operations" and "--Marketing".

COMPETITION

        The pharmaceutical industry is highly competitive and is affected by new technologies, new developments with respect to existing technologies and products, governmental regulations, health care legislation, availability of financing and other factors. Many of the Company's competitors have longer operating histories and greater financial, research and development, marketing and other resources than the Company. The Company expects that it will be subject to competition from numerous other entities that currently operate, or intend to operate, in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and products and other manufacturers that may decide to undertake in-house development of these products. The Company initially is concentrating its development efforts on generic controlled-release pharmaceuticals. Typically, selling prices of immediate- release drugs have declined and profit margins have narrowed after generic equivalents of brand name products are first introduced and the number of competitive products has increased. Similarly, the maintenance of particular levels of profitability for the Company's generic controlled-release products will depend, in large part, on the Company's ability to introduce new products before its competitors and on the intensity of competition. In its generic pharmaceutical distribution business, the Company competes with a number of large wholesalers and other distributors of generic pharmaceuticals. See "Business--Competition."

GOVERNMENT REGULATION

        All pharmaceutical manufacturers doing business in the U.S. and in foreign countries are subject to extensive federal, state, local and foreign regulations. Drug manufacturers are required to obtain FDA approval before marketing their new drug product candidates. The FDA approval process is costly and time consuming. No assurances can be given that the Company's bioequivalence or clinical studies and other data will result in FDA approval to market its new drug products. The Company believes that the FDA's abbreviated application procedures will apply to the Company's bioequivalent versions of controlled-release drugs. No assurances can be given that any of the Company's bioequivalent versions of controlled-release drugs will be suitable for, or approved as part of, abbreviated applications. Certain abbreviated application procedures for generic controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval process for generic drugs. These requested changes include, among other things, tighter standards for certain bioequivalence studies and disallowance of the use by a generic drug manufacturer in its abbreviated application of proprietary data submitted by the original manufacturer as part of an original new drug application. The Company is unable to predict at this time whether the FDA will make any changes to its abbreviated application procedures as a result of such petitions or the effect that such changes may have on the Company. Any changes in FDA regulations or policies may make abbreviated application approvals more difficult and, thus, may have a material adverse effect on the Company's business. Patent certification requirements for generic controlled-release drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is instituted by the holder or holders of the brand name patents. Delays in obtaining FDA approval of abbreviated applications can also result from a marketing exclusivity period and/or an extension of patent terms. If the Company's drugs are ineligible to use abbreviated application procedures, as will be the case with controlled-release formulations, the FDA approval process may require time consuming and expensive clinical studies and NDA filings.

        The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs, requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with cGMP standards. As a wholesale distributor of generic pharmaceuticals manufactured by third parties, the Company is subject to state licensure and other requirements pertaining to the wholesale distribution of prescription drugs. Failure to comply with licensing and other requirements could have a materially adverse effect on the Company because substantially all the Company's revenues to date have been from its generic pharmaceutical distribution operations. Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration (the "DEA"). Further, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to debar companies and individuals from future abbreviated application submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority. Such requirements or FDA or DEA actions could materially and adversely affect the Company's results of operations, financial condition and business.

        The Company has submitted ANDAs to the FDA for two of its products, the versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/ and ANCIRC has submitted an ANDA for one additional controlled-release product. The Company has received FDA approval of its ANDA for its bioequivalent versions of Dilacor XR /trademark/ and tentative FDA approval of its ANDA for its bioequivalent version of Cardizem/registered trademark/ CD. This approval is tentative because of the HMR Litigation. There can be no assurance that final approval of the ANDA for the bioequivalent version of Cardizem/registered trademark/ CD will be received, that approval of the third ANDA submitted to the FDA, approval of any subsequent ANDAs, or other product approval requests submitted to the FDA will be received, or that such approvals will be made effective. Even if regulatory approvals are obtained, the Company will be required to comply with post-approval requirements for the manufacturing and marketing of its products. See "Business--Patent Litigation" and "--Government Regulation."

UNCERTAINTY OF AVAILABILITY OF HEALTH CARE REIMBURSEMENTS

        The ability of the Company to maintain profitability in its generic distribution business or to commercialize its product candidates depends in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers and other organizations. Third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely effect the pricing of the Company's product candidates. Moreover, health care reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. There can be no assurance that health care reimbursement laws or policies will not have a material adverse effect on the Company's ability to sell its products profitably or prevent the Company from realizing an appropriate return on its investment in product development.

RISK OF PRODUCT LIABILITY CLAIMS

        The design, development and manufacture of the Company's products involve an inherent risk of product liability claims. The Company has obtained product liability insurance that covers substantially all products marketed by the Company in its generic drug distribution operations, bioequivalence and other studies for its controlled-release product candidates and the products it intends to commercialize. The Company believes that its product liability insurance is adequate for its current operations, but may seek to increase its coverage prior to the commercial introduction of its product candidates. There can be no assurance that the coverage limits of the Company's insurance will be sufficient to offset potential claims. Product liability insurance is expensive and difficult to procure and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. A successful claim against the Company in excess of its insurance coverage could have a material adverse effect upon the Company's results of operations and financial position. See "Business--Product Liability Insurance."

CONCENTRATION OF COMMON STOCK OWNERSHIP

        The directors and executive officers of the Company and Watson currently own approximately 20.1% and 18.5% of the outstanding Common Stock, respectively. However, Watson entered into a standstill agreement with the Company pursuant to which it agreed, among other matters, not to acquire more than a 25% equity interest in the Company or engage in certain transactions with the Company (including a merger), prior to June 13, 2000, without the prior approval of the Company's Board of Directors. See "Certain Transactions--Transactions with Watson." There are no agreements between management and Watson with respect to voting of their respective shares of Common Stock. However, each of management and Watson will have the ability to influence significantly the Company's affairs and operations following completion of this offering and, voting together, could elect the Board of Directors and otherwise control the Company. See "Principal Shareholders."

POSSIBLE VOLATILITY OF STOCK PRICE

        The market prices for securities of companies engaged in pharmaceutical development activities historically have been highly volatile. From June 14, 1996 (the date the Common Stock commenced trading) through October 20, 1997, the Common Stock has traded at prices ranging from $11.00 to $47.00, as reported by The Nasdaq National Market. In addition, announcements of technological innovations or new commercial products by the Company or its competitors, delays in the development or approval of the Company's product candidates, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the U.S. and foreign countries, public concern as to the safety of drug technologies and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock.

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of shares of Common Stock that are subject to restrictions on their resale, or the perception that such sales may occur, could have an adverse effect on the price of the Common Stock. The Company has 14,765,808 shares of Common Stock outstanding. Of these shares, 8,687,691 shares are deemed to be "restricted securities" as such term is defined under Rule 144 promulgated pursuant to the Securities Act. Of such restricted shares, 7,197,320 shares are presently eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions contained therein. The remaining 1,353,125 restricted shares will become eligible for sale subject to the restrictions of Rule 144 by June 1998, substantially all of which shares are subject to certain demand and piggy-back registration rights which may permit their earlier public sale. Notwithstanding the foregoing, the holder of 730,000 of such restricted shares has agreed not to sell or transfer or otherwise dispose of such shares prior to June 1998 without the prior consent of the Company. Future sales of the shares of Common Stock held by existing shareholders, or the perception that such sales may occur, could have an adverse effect on the price of the Common Stock. See "Certain Transactions" and "Shares Eligible for Future Sale."

ANTITAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF FLORIDA LAW

        Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles") and Bylaws may be deemed to have antitakeover effects and may delay, defer or prevent a takeover attempt of the Company. In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20% but less than 33-1/3% of all voting power, (b) at least 33-1/3% but less than a majority of all voting power; or (c) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). See "Description of Securities."

NO DIVIDENDS

        The Company has not paid any dividends on its Common Stock and anticipates for the foreseeable future that all earnings, if any, will be retained for the operation and expansion of the Company's business. See "Dividend Policy."

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders." The Company will receive proceeds only upon the exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants by the holders thereof.

        If all of the Investor Warrants are exercised (each Investor Warrant entitling the holder thereof to purchase one share of Common Stock at $7.25 per share), the proceeds generated therefrom will be approximately $1,507,000. If the Agent's Option is exercised in its entirety (the Agent's Option entitling the holder thereof to purchase 9,916 shares of Common Stock and 9,916 Investor Warrants at a price of $8.90 for each share of Common Stock), the proceeds generated therefrom will be approximately $88,000. If all of the Agent's Warrants are exercised (each Agent's Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $7.25 per share), the proceeds generated therefrom will be approximately $72,000. There can be no assurance as to when, if ever, any or all of such securities will be exercised.

        Proceeds, if any, received from the exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants will be used for working capital requirements and other general corporate purposes.

                                 DIVIDEND POLICY

        The Company has not paid dividends on its Common Stock and does not intend to pay dividends for the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Payment of dividends in the future will depend, among other things, upon the Company's ability to generate earnings, its need for capital, its overall financial condition and restrictions that may be imposed in connection with the Company's future financing arrangements on the payment of dividends.

                           PRICE RANGE OF COMMON STOCK

        The Company's Common Stock has been listed for trading on The Nasdaq National Market under the symbol "ADRX" since June 14, 1996. The following table sets forth, for the calendar quarters indicated, the range of high and low sale prices per share of Common Stock as reported by The Nasdaq National Market:

                                                           HIGH        LOW
                                                          ------      ------
1996
----

Second Quarter (commencing June 14, 1996).............    $17.50      $12.00
Third Quarter.........................................     15.50       11.00
Fourth Quarter........................................     17.63       12.75

1997
----

First Quarter.........................................    $26.75      $15.25
Second Quarter........................................     38.75       20.50
Third Quarter.........................................     45.63       31.75
Fourth Quarter (through October 20, 1997).............     47.00       38.50


        On October 20, 1997, the last sale price of the Common Stock as reported by The Nasdaq National Market was $39.125 per share.

                                 CAPITALIZATION

        The following table sets forth short-term borrowings and the capitalization of the Company as of June 30, 1997. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in the Prospectus.

                                                                                  JUNE 30, 1997
                                                                                  -------------
                                                                                  (IN THOUSANDS)

Short-term borrowings(1)...............................................                $  8,727
                                                                                       ========

Shareholders' equity:
Preferred Stock, $.001 par value, 1,000,000 shares
  authorized, no shares issued and outstanding.........................                     --
Common Stock, $.001 par value, 25,000,000 shares
  authorized; 14,673,100 shares issued and
  outstanding..........................................................                      15
Additional paid-in capital.............................................                  81,267
Accumulated deficit....................................................                (18,173)
Unrealized loss on investments available for sale......................                    (21)
                                                                                       --------

Total shareholders' equity.............................................                  63,088
                                                                                       --------

Total capitalization...................................................                $ 63,088
                                                                                       ========

-------------------------

(1) See Note 5 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company for the period August 28, 1992 (inception) through December 31, 1992, the years ended December 31, 1993, 1994, 1995 and 1996 and as of December 31, 1992, 1993, 1994,
1995 and 1996 are derived from the Company's consolidated financial statements and have been audited by Arthur Andersen LLP, independent certified public accountants. The statement of operations data for the six months ended June 30, 1996 and 1997 and the selected balance sheet data as of June 30, 1997 are derived from unaudited interim consolidated financial statements contained elsewhere herein. The unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. This financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, the unaudited interim consolidated financial statements and the other financial information appearing elsewhere in this Prospectus.

                               AUGUST 28, 1992
                                 (INCEPTION)
                                   THROUGH                                                     SIX MONTHS ENDED
                               DEC. 31, 1992            YEAR ENDED DECEMBER 31,                    JUNE 30,
                               ------------- -------------------------------------------     ------------------
                                               1993        1994        1995        1996        1996       1997
                                             -------     -------     -------     -------     -------    -------
STATEMENT OF OPERATIONS DATA:                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Distribution revenues, net....    $  243   $ 5,655     $25,916      $50,468    $86,721     $37,776    $63,221
  Research and development services
   to joint venture.............        --        --         375        2,529      2,206       1,555        691
  Licensing revenues............        --       225         155          165         50          --         --
                                    ------   -------     -------      -------    -------     -------    -------

Total revenues..................       243     5,880      26,446       53,162     88,977      39,331     63,912
                                    ------   -------     -------      -------    -------     -------    -------

Cost of revenues:
  Distribution .................       219     5,258      21,362       41,781     72,400      31,498     53,546
  Research and development services
   to joint venture.............        --        --         375        2,529      2,206       1,555        691
                                    ------   -------     -------      -------    -------     -------    -------

Total cost of revenues..........       219     5,258      21,737       44,310     74,606      33,053     54,237
                                    ------   -------     -------      -------    -------     -------    -------
Gross profit....................        24       622       4,709        8,852     14,371       6,278      9,675

Selling, general and
  administrative expenses.......       170     1,706       5,390        8,647     13,178       5,840      8,754
Research and development expenses       --       960       2,110        3,255      3,655       1,325      3,730
Manufacturing overhead..........        --        --          --           --         --          --        472
Equity in losses of joint venture       --        --         316        1,840      2,011       1,031        764
                                    ------   -------     -------      -------    -------     -------    -------

Loss from operations............      (146)   (2,044)     (3,107)      (4,890)    (4,473)     (1,918)    (4,045)
Interest income (expense), net..        --        --           2         (297)       445          33        381
                                    ------   -------     -------      -------    -------     -------    -------

Net loss........................    $ (146)  $(2,044)    $(3,105)     $(5,187)   $(4,028)    $(1,885)   $(3,664)
                                    ======   =======     =======      =======    =======     =======    =======

Net loss per share..............    $(0.03)  $ (0.26)    $ (0.35)     $ (0.55)   $ (0.33)    $ (0.17)   $ (0.27)
                                    ======   =======     =======      =======    =======     =======    =======

Weighted average shares of
  Common Stock outstanding......     4,681     7,745       8,758        9,447     12,148      10,953     13,641
                                    ======   =======     =======      =======    =======     =======    =======

                                                         DECEMBER 31,                                JUNE 30,
                                    -------------------------------------------------------          --------
BALANCE SHEET DATA:                  1992       1993         1994         1995        1996             1997
                                    ------    -------      -------      -------     -------          --------
                                                           (IN THOUSANDS)
Cash, cash equivalents and
  investments available for sale.. $   131    $  2,770     $  3,846     $13,841     $30,320           $41,995
Total assets......................     695       6,837       16,006      36,149      66,636            93,428
Short-term borrowings.............      --          68        2,635       6,101       6,563             8,727
Total shareholders' equity........     374       3,927        8,097      18,325      42,762            63,088


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL INFORMATION CONTAINED IN THE SELECTED CONSOLIDATED FINANCIAL DATA, CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

INTRODUCTION

        Andrx was organized in August 1992 and, in November 1992, commenced marketing and distributing generic pharmaceuticals manufactured by third parties. In February 1993, the Company began to engage in the development of generic versions of controlled-release pharmaceuticals utilizing its proprietary drug delivery technologies. During 1996, the Company commenced efforts with respect to the development of brand name controlled-release formulations. To date, the distribution operations have generated substantially all of the Company's revenues. In October 1997, the Company received FDA approval of its ANDA for and commenced marketing its first product, a bioequivalent version of Dilacor XR /trademark/, under the name Diltia XT /trademark/. No assurance can be given that this produce can be successfully marketed or will generate meaningful revenues. The Company expects to generate negative cash flow and net losses at least through 1997.

        To expedite product development and reduce the Company's development costs, the Company has entered into collaborative agreements with major pharmaceutical companies. The Company is a 50% partner in the ANCIRC joint venture with Watson for the development of up to eight controlled-release drugs. Capital contributions to, and net income or losses from, ANCIRC are allocated equally between the Company and Watson. The Company generates revenues from research and development services provided to ANCIRC, which services are rendered at cost, resulting in no gross profit. The Company is also a party to development and licensing agreements for additional controlled-release formulations.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

        TOTAL REVENUES. Total revenues for the six months ended June 30, 1997 ("1997 Period") were $63.9 million, an increase of $24.6 million or 62.5%, as compared to total revenues of $39.3 million for the six months ended June 30, 1996 ("1996 Period"). The distribution of pharmaceutical products generated revenues of $63.2 million in the 1997 Period, an increase of $25.4 million or 67.4%, as compared to $37.8 million in the 1996 Period. The increase in distribution revenues reflects the Company's greater penetration of the generic pharmaceutical distribution market. Revenues generated by research and development services to ANCIRC decreased to $691,000 in the 1997 Period, as compared to $1.6 million in the 1996 Period. This reflects a decrease in the amount of research and development services provided by Andrx to ANCIRC.

        GROSS PROFIT. Gross profit on the distribution of pharmaceutical products was $9.7 million in the 1997 Period, an increase of 54.1% as compared to $6.3 million in the 1996 Period. Gross profit on the distribution of pharmaceutical products as a percentage of distribution revenues decreased from 16.6% in the 1996 Period to 15.3% in the 1997 Period as a result of continuing competition and pricing pressures within the generic pharmaceutical industry. The Company expects that such factors will continue to reduce the Company's gross profit percentage in future periods.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percentage of total revenues decreased to 13.7% for the 1997 Period, as compared to 14.8% for the 1996 Period. Selling, general and administrative expenses increased to $8.8 million in the 1997 Period as compared to $5.8 million in the 1996 Period primarily due to an increase in selling activities to support the increase in distribution revenues, and includes costs related to the establishment of an infrastructure for the launch of the Company's first product.

        RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $3.7 million in the 1997 Period, as compared to $1.3 million in the 1996 Period. The increase in research and development expenses of 181.5% reflects the expansion of development activities in both the Company's ANDA and NDA programs. Research and development expenses exclude cost of revenues for services rendered to ANCIRC of $691,000 in the 1997 Period and $1.6 million in the 1996 Period.

        MANUFACTURING OVERHEAD. In the 1997 Period, the Company incurred $472,000 of unabsorbed manufacturing overhead related to the Company's commencement of commercial-scale manufacturing operations in preparation for the launch of the Company's first product. In the future, as the Company increases its production of salable products, these costs will be absorbed into inventory.

        EQUITY IN LOSSES OF JOINT VENTURE. The Company's equity in losses of ANCIRC was $764,000 in the 1997 Period as compared to $1.0 million in the 1996 Period. ANCIRC's losses decreased to $1.5 million in the 1997 Period as compared to $2.1 million in the 1996 Period, primarily due to a decrease in the services rendered by the Company to ANCIRC.

        INTEREST INCOME (EXPENSE). Interest income (expense), net primarily consists of interest income and interest expense. Interest income was $723,000 in the 1997 Period as compared to $315,000 in the 1996 Period. The increase in interest income is the result of the higher level of cash, cash equivalents and investments available for sale during the 1997 Period as compared to the 1996 Period. In June 1996, the Company completed its initial public offering ("IPO") generating net proceeds of $27.4 million. In June 1997, the Company sold shares of Common Stock to Watson and a large west coast investment management firm generating net proceeds of $21.3 million. Interest expense was $341,000 in the 1997 Period as compared to $282,000 in the 1996 Period. The increase was primarily the result of a higher average level of borrowings during the 1997 Period as compared to the 1996 Period. Such higher level of borrowings was required to finance the growth of the distribution operations.

        INCOME TAXES. For the 1997 Period and 1996 Period, the Company was not required to provide for federal or state income taxes due to its net losses.

1996 AS COMPARED TO 1995

        TOTAL REVENUES. Total revenues in 1996 were $89.0 million, an increase of $35.8 million or 67.4%, as compared to total revenues of $53.2 million in 1995. Distribution revenues were $86.7 million in 1996 an increase of $36.3 million or 71.8%, as compared to $50.5 million in 1995. The increase in distribution revenues reflects the Company's greater penetration of the generic distribution market. Revenues generated by research and development services to ANCIRC were $2.2 million in 1996 as compared to $2.5 million in 1995.

        GROSS PROFIT. Gross profit on the distribution of generic pharmaceutical products was $14.3 million in 1996, as compared to $8.7 million in 1995. Gross profit as a percentage of distribution revenues decreased from 17.2% in 1995 to 16.5% in 1996 as the result of continuing competition and pricing pressures within the generic industry. The Company expects that these factors will continue to reduce the Company's gross profit percentage in future periods.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $13.2 million in 1996, an increase of $4.5 million or 52.4%, as compared to $8.6 million in 1995. This increase was primarily attributable to an increase in selling activities to support the increase in distribution revenues. Selling, general and administrative expenses were 14.8% of total revenues in 1996 as compared to 16.3% in 1995.

        RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $3.7 million in 1996, as compared to $3.3 million in 1995. Research and development expenses in 1996 include the operating expenses related to the Company's efforts to establish a commercial- scale manufacturing facility including the manufacturing scale-up to commercial size batches. Research and development expenses in 1996 and 1995 include provisions for anticipated litigation costs in connection with the ANDAs filed in 1995 for the Company's versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/. Litigation with respect to Dilacor XR /trademark/ was settled in December 1996. The filing of an ANDA for a bioequivalent version of a brand name pharmaceutical may result in litigation alleging infringement of patents covering the brand name pharmaceutical. Even though the Company believes that its drug delivery technologies do not infringe on any patent rights held by others, the Company evaluates the probability of patent infringement litigation with respect to its ANDA submissions on a case by case basis and, accordingly, will reserve for anticipated legal expenses as it deems appropriate. Research and development expenses exclude the cost of revenues related to the services rendered to ANCIRC of $2.2 million in 1996 and $2.5 million in 1995.

        EQUITY IN LOSSES OF JOINT VENTURE. The Company's equity in losses of the joint venture was $2.0 million in 1996 as compared to $1.8 million in 1995. The Company's share of ANCIRC's losses was decreased from 60% to 50% effective October 30, 1995 in connection with an amendment to the ANCIRC agreement. ANCIRC's losses increased to $4.0 million in 1996 as compared to $3.2 million in 1995 due to the increase in the research and development services rendered by Watson to ANCIRC during 1996.

        INTEREST INCOME (EXPENSE). Interest income (expense), net primarily consists of interest income and interest expense. Interest income was $1.2 million in 1996 as compared to $250,000 in 1995. The increase in interest income is the result of the net increase in cash, cash equivalents and investments available for sale during 1996 and late 1995, primarily from the sale of shares of the Company's Common Stock. In June 1996, the Company completed its IPO generating net proceeds of $27.4 million. In August and December 1995, the Company sold shares of common stock to Watson for net proceeds of $13.6 million. Interest expense was $765,000 in 1996 as compared to $636,000 in 1995. Although the interest rate on the Company's bank borrowings decreased effective January 1996 and October 1996, interest expense increased in 1996 as compared to 1995, due to the higher average level of borrowings during 1996. Such higher level of borrowings was required to finance the growth of the distribution operations.

        INCOME TAX PROVISION. For 1996 and 1995, the Company was not required to provide for federal or state income taxes due to its net losses. As of December 31, 1996, the net operating loss carryforward was $13 million for financial reporting purposes and $10 million for federal income tax purposes, which if not utilized will begin to expire in 2008.

1995 AS COMPARED TO 1994

        TOTAL REVENUES. Total revenues in 1995 were $53.2 million, an increase of $26.7 million, or 101.0%, as compared to total revenues of $26.4 million in 1994. Distribution revenues were $50.5 million in 1995, an increase of $24.6 million, or 94.7%, from $25.9 million in 1994. The increase in distribution revenues reflects the Company's greater penetration of the generic distribution market. Revenues generated by research and development services to ANCIRC increased to approximately $2.5 million in 1995 from approximately $375,000 in 1994. This increase resulted from a full year of ANCIRC activities for 1995.

        GROSS PROFIT. Gross profit on the distribution of generic pharmaceutical products was $8.7 million in 1995, as compared to $4.6 million in 1994. Gross profit as a percentage of distribution revenues decreased from 17.6% in 1994 to 17.2% in 1995 as a result of continuing competition and pricing pressures within the generic industry. The Company expects that these factors will continue to reduce the Company's gross profit percentage in future periods.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $8.6 million in 1995, an increase of $3.2 million or 60.4%, compared to $5.4 million in 1994. This increase was attributable to an increase in selling activities to support the increase in distribution revenues. Selling, general and administrative expenses were 16.3% of total revenues in 1995, as compared to 20.4% in 1994. During 1994, the Company incurred approximately $500,000 of expenses related to an unconsummated initial public offering.

        RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $3.3 million in 1995, an increase of $1.2 million or 54.3%, from $2.1 million in 1994. Research and development expenses in 1995 include a provision for anticipated litigation costs in connection with the Company's ANDAs submitted in late 1995 for versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/. Research and development expenses exclude cost of sales of services rendered to ANCIRC of $2.5 million in 1995 and $375,000 in 1994.

        EQUITY IN LOSSES OF JOINT VENTURE. The Company's share of losses in ANCIRC was $1.8 million in 1995 as compared to $316,000 in 1994. ANCIRC losses increased to $3.2 million in 1995 as compared to $526,000 in 1994. The increase in the ANCIRC losses of $1.5 million in 1995 is the result of a full year of product development activities on ANCIRC products.

        INTEREST INCOME (EXPENSE). Interest income (expense), net primarily consists of interest income and interest expense. Interest income was $250,000 in 1995 as compared to $122,000 in 1994. The increase in interest income is the result of the net increase in cash and cash equivalents during 1995, primarily from the sale of shares of Common Stock to Watson in August and December 1995. Interest expense was $636,000 in 1995 as compared to $104,000 in 1994. The increase was due to the increase in bank borrowings to fund the working capital requirements for the Company's generic pharmaceutical distribution operations.

        INCOME TAX PROVISION. For 1994 and 1995, the Company was not required to provide for federal or state income taxes due to its net losses.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to June 1996, the Company had financed its operations primarily through private placements of equity securities which generated proceeds of $27.9 million and, to a lesser extent, through bank borrowings. In June 1996, the Company consummated its IPO which generated net proceeds of $27.4 million. In June 1997, the Company sold 730,000 shares of Common Stock to an institutional investor and 150,000 shares of Common Stock to Watson in two private placement transactions. The purchase price for the shares of Common Stock was $25.50 per share and Andrx generated net proceeds of $21.3 million from the private placements. In a contemporaneous transaction, certain of the Company's founders also sold 450,000 shares of Common Stock on the same terms and conditions. See "Certain Transactions--Transactions with Watson." As of June 30, 1997, Andrx had $42.0 million in cash, cash equivalents and investments available for sale and $48.9 million of working capital.

        Net cash used in operating activities was $9.3 million and $353,000 in the 1997 Period and the 1996 Period, respectively. Net cash used in operating activities in the 1997 Period and 1996 Period was primarily attributed to research and development expenses and increases in accounts receivable and inventories, offset by increases in accounts payable and accrued liabilities.

        Net cash used in investing activities was $12.5 million and $16.8 million in the 1997 Period and 1996 Period, respectively. In the 1997 Period, the Company invested $5.2 million in capital expenditures as compared to $2.3 million in the 1996 Period. The capital expenditures in the 1997 Period were primarily for the procurement of manufacturing equipment and construction of the Company's commercial-scale manufacturing facility. In the 1997 Period and the 1996 Period, the Company invested $7.3 million and $14.5 million, respectively, in short- term investment grade interest bearing securities.

        Net cash provided by financing activities was $26.2 million for both the 1997 Period and the 1996 Period. Net cash provided by financing activities in the 1997 Period consisted primarily of net proceeds of $21.3 million from the private placements in June 1997 and also included the net proceeds of $2.7 million from the exercise of stock options and warrants and $2.3 million net cash drawn under the Company's line of credit. Net cash provided by financing activities in the 1996 Period consisted primarily of the net proceeds of $27.4 million from the Company's IPO in June 1996, offset by repayments of $1.7 million on the Company's line of credit.

        The Company had an outstanding short-term borrowing balance under its distribution subsidiary's revolving line of credit of $8.7 million as of June 30, 1997 as compared to $6.5 million as of December 31, 1996. Borrowings under the line of credit are only available for financing the Company's distribution operations, are secured by all of the assets of that operation and are subject to a borrowing base related to the value of that operation's accounts receivable and inventories. The line of credit agreement requires compliance by the Company with certain covenants including the maintenance of minimum working capital and net worth levels by the distribution subsidiary. In October 1996, the Company amended the line of credit agreement whereby, amongst other things, the interest rate was decreased from the prime rate (8.5% as of June 30, 1997) plus 1.5% to the prime rate plus 1.0%, and the unused commitment fee was reduced from .5% to
 .25%, and under certain circumstances, permitted the payment of dividends, repayments and advances from the Company's distribution subsidiary to Andrx and its other subsidiaries. In July 1997, the Company used a portion of the net proceeds from the June 1997 private placements to reduce the revolving line of credit balance by $8.0 million.

        In September 1997, Andrx entered into a Stipulation and Agreement (the "Stipulation") with HMRI related to the HMR Litigation. In the Stipulation, Andrx agreed that if the HMR Litigation is not concluded by the date the FDA grants final approval of the Company's ANDA for the bioequivalent version of Cardizem/registered trademark/ CD, Andrx will not commence the commercial sale of the product in the United States until a final and unappealable judgment is issued. The Stipulation provides that upon receiving final FDA approval of its ANDA, Andrx will begin to receive interim payments from HMRI of $10.0 million quarterly which, absent certain defaults by Andrx, are nonrefundable. These payments will continue until the HMR Litigation is concluded or other events occur. The payments will increase retroactively if Andrx prevails in the HMR Litigation, with a lump sum payment representing an agreed amount of profits that Andrx would have earned had it begun to sell its product upon receiving final FDA approval of its ANDA. The Stipulation also provides Andrx with the option of licensing HMRI's patents at certain times. See "Business--Patents and Proprietary Rights."

        The Company anticipates that its existing capital resources will be sufficient to enable it to maintain its current and planned operations through the end of 1998. The Company expects negative cash flow and net losses to continue at least through 1997 and into 1998 because it will use substantial funds for its product development efforts, including the formulation of and bioequivalence studies for its generic controlled-release product candidates in the Company's ANDA program and the expanded development efforts for brand name controlled-release products in the Company's NDA program. After 1998, the Company may need additional funding in order to complete research and development for its product candidates and to commercialize these products after receipt of FDA approvals. Additional funding, whether obtained through public or private debt or equity financing, or from collaborative arrangements, may not be available when required or may not be available on terms favorable to the Company, if at all. If additional financing is not available, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or to license to third parties products or technologies that the Company would otherwise seek to develop itself.

ACCOUNTING STANDARDS NOT YET IMPLEMENTED

        In February 1997, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes APB No. 15, "Earnings Per Share," and specifies the computation, presentation and disclosure requirements for earnings or loss per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. The provisions of SFAS No. 128 require dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. Furthermore, the provisions of SFAS No. 128 require basic EPS and diluted EPS be presented for both income (loss) from continuing operations and net income
(loss) on the face of the statement of operations. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997. After adoption, all prior period EPS data presented shall be restated to conform with the provisions of SFAS No. 128. The Company will adopt the provision of SFAS No. 128, as required. Due to the Company's history of net losses, the restatement provisions of SFAS No. 128 will not impact the Company's prior periods' losses per share.

                                    BUSINESS

OVERVIEW

        Andrx is engaged in the formulation and commercialization of controlled-release oral pharmaceuticals utilizing the Company's proprietary drug delivery technologies. Management believes that pharmaceutical companies are increasingly utilizing controlled-release drug delivery technologies to improve drug therapy. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient-friendly" dosage forms, which reduce the frequency of drug administration, thus improving patient compliance. Controlled-release pharmaceuticals can be especially beneficial for certain patient populations, such as the elderly, who often require several medications with differing dosing regimens.

        To date, the Company has developed six distinct drug delivery technologies that are patented or for which patent applications have been filed. The Company believes that its technologies are relatively flexible and can be modified to apply to a variety of pharmaceutical products. The Company also believes that major pharmaceutical companies that do not possess controlled-release drug delivery technology expertise will rely upon third parties such as Andrx to develop such technologies for their product candidates. The market for advanced drug delivery systems is large and is growing rapidly. Based on published data, the market for orally administered drugs that utilize sustained and controlled-release drug delivery systems is expected to increase to approximately $50 billion in 2005 from approximately $5.8 billion in 1995.

        The Company is applying its proprietary drug delivery technologies and formulation skills either directly or through collaborative arrangements with joint venture partners and/or licensees, to (i) the development of bioequivalent versions of selected high sales volume, controlled-release brand name pharmaceuticals, (ii) the development of brand name controlled-release formulations of existing immediate-release or controlled-release drugs where the Company believes that the application of the Company's drug delivery technologies may improve the efficacy or other characteristics of that product and (iii) the formulation of controlled-release versions of existing drugs and drugs under development for other pharmaceutical companies. The Company does not presently intend to develop new chemical entities.

        In late 1995, the Company submitted ANDAs to the FDA covering bioequivalent versions of Cardizem/registered trademark/ CD, which is marketed by HMR, and Dilacor XR /trademark/, which is marketed by Watson. According to data from IMS America, the brand name versions of these drugs had combined 1996 U.S. sales exceeding $850 million. In October 1997, the Company received FDA approval of its ANDA for the bioequivalent version of Dilacor XR /trademark/. The Company has commenced marketing its bioequivalent version of Dilacor XR /trademark/ under the name Diltia XT /trademark/. Prior to this, the only revenues which the Company generated from its product development activities were licensing fees received for certain products under development and services rendered to ANCIRC. In September 1997, the Company received tentative FDA approval of its ANDA for the bioequivalent version of Cardizem/registered trademark/ CD. As a result of the HMR Litigation, the FDA may not grant final approval of the Company's ANDA for Cardizem/registered trademark/ CD until after either the HMR Litigation is resolved in Andrx's favor or July 3, 1998 (30 months after HMRI received Andrx's certification that its product does not infringe the patents listed for Cardizem/registered trademark/ CD). In April 1997, an ANDA for a third controlled-release product was submitted to the FDA by ANCIRC.

        In addition to the three products for which ANDAs have been submitted, the Company, either directly or with its collaborative partners, currently has 18 additional generic controlled- release drugs under development. Of these product candidates, 14 are in various phases of bioequivalence studies and four are in various phases of formulation development. The Company is continually evaluating other potential product candidates. In selecting its ANDA product candidates, the Company focuses on high sales volume pharmaceuticals for which marketing exclusively or patent rights have expired or are near expiration.

        To expedite product development and reduce the Company's development costs, the Company initially entered into collaborative arrangements with other pharmaceutical companies. Andrx is a 50% partner in ANCIRC with Watson for the development of up to eight controlled- release generic pharmaceuticals, one of which is the subject of the April 1997 ANDA submission. Andrx has also entered into development and licensing agreements with a number of U.S. and foreign pharmaceutical companies, including Watson, for additional controlled- release products. Watson owns approximately 18.5% of the Company's outstanding Common Stock and has warrants to acquire additional shares of Common Stock.

        The Company is applying its proprietary drug delivery technologies to the development name controlled-release formulations of existing immediate-release and controlled-release drugs. In selecting its product candidates, the Company focuses on high sales volume pharmaceuticals whose marketing exclusivity or patent rights are near expiration. The Company believes that the application of its drug delivery technologies will improve the efficacy or other characteristics of these products, for example, by decreasing undesired side effects or reducing the frequency of administration. The Company currently has five product candidates under development.

        The FDA approval process for the brand name controlled-release pharmaceuticals which the Company is developing is expected to be lengthier and more costly than that for generic versions of existing controlled-release pharmaceuticals and will require the filing of an NDA with the FDA. However, the Company believes that the process will be shorter than that typically associated with most new drugs because the Company's development efforts involve chemical entities which have been previously approved by the FDA in their existing formulations. The Company may receive certain marketing exclusivity rights for a controlled- release product it develops if it is the first to receive FDA approval for the product.

        The Company is also using its proprietary drug delivery technologies, in collaborative arrangements with other pharmaceutical companies, to formulate controlled-release versions of existing commercialized drugs and new drugs under development. In addition to improving drug efficacy, the Company believes that its drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their existing products and new drug candidates.

        In addition to developing controlled-release pharmaceuticals, the Company markets and distributes generic drugs manufactured by third parties. These operations have generated substantially all of the Company's revenues to date. The Company's customer base consists primarily of independent pharmacies, regional pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. The Company currently utilizes operating profit from its generic pharmaceutical distribution operations to offset the Company's overall administrative costs and absorb a portion of the research costs related to the Company's development efforts on controlled-release products. These operations also provide Andrx with an ability to directly observe and participate in developments and trends in the generic pharmaceutical industry. The Company plans to use its distribution operations to assist in the marketing of the generic controlled-release products developed by the Company and its collaborative partners.

NEED FOR CONTROLLED-RELEASE DRUG DELIVERY TECHNOLOGY

        To date, most orally administered prescription pharmaceutical products have been available only in immediate-release formulations. These formulations, although efficacious, may at times result in unwanted side effects due to high initial drug concentrations in the blood and may be inconvenient to patients requiring multiple drug administrations each day. Over the last decade, new controlled-release drug delivery technologies have been developed to eliminate or reduce certain disadvantages of immediate-release drugs. Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms, and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient-friendly" dosage forms which reduce the frequency of drug administration, thereby offering improved patient compliance. Controlled- release pharmaceuticals can be especially beneficial for certain patient populations, such as the elderly, who often require several medications with differing dosing regimens.

        The Company believes the market for advanced drug delivery systems is large and is growing rapidly. Based on published data, the market for orally-administered drugs that utilize sustained and controlled-release drug delivery systems is expected to increase to approximately $56 billion in 2005 from approximately $5.8 billion in 1995.

GENERIC PHARMACEUTICAL MARKET

        Generic pharmaceuticals are therapeutic equivalents of brand name drugs for which patents or marketing exclusivity rights have expired. According to data from IMS America, the sales of generic pharmaceuticals exceeded $6.3 billion in 1994 and have grown at a rate of 32% since 1992. The Company believes that the market for generic drugs has grown in recent years due to a number of factors, including the expiration of patents on a number of brand name drugs with significant revenues, the availability of an abbreviated testing and approval process, the ability of the pharmacist to substitute generic drugs for brand name drugs in most states and increased acceptance of the quality of these drugs as a result of the resolution of internal quality control issues by the FDA over the last decade. In addition, reimbursement trends affecting the pharmaceutical industry, including large volume purchasers, preferred provider organizations and health maintenance organizations, are increasing the demand for lower cost pharmaceuticals.

ANDRX'S PROPRIETARY DRUG DELIVERY TECHNOLOGIES

        Andrx is developing and applying multiple drug delivery technologies to control the release characteristics of a variety of orally-administered drugs. To date, the Company has developed six distinct drug delivery technologies that are patented or for which patent applications have been filed. These controlled-release technologies were designed specifically for a drug that was being formulated. The Company believes that its technologies are relatively flexible and can be modified to apply to a variety of pharmaceutical products.

        The Company's drug delivery technologies utilize a variety of polymers and other materials to encapsulate or entrap the active drug compound and to release the drug at varying rates at predetermined locations in the gastrointestinal tract. In developing an appropriate drug delivery technology for a particular drug candidate, Andrx considers such factors as: (i) the desired release rates of the drug; (ii) the physico-chemical properties of the drug; (iii) the physiology of the gastrointestinal tract and the manner in which the drug will be absorbed during passage through the gastrointestinal tract; and
(iv) the effect of food on the absorption rate and transit time of the drug.

        The following summarizes the Company's drug delivery technologies.

     DRUG DELIVERY TECHNOLOGY                                DESCRIPTION
     ------------------------                                -----------
PELLETIZED PULSATILE                PPDS is designed for use with
  DELIVERY SYSTEM ("PPDS")          products that require a pulsed release of
                                    the drug. This technology uses pellets that are coated with specific polymers and agents to control the release rate of the microencapsulated drug. By varying the proportion and composition of the polymer mixtures, the release rate of the drug may be specifically controlled. PPDS technology is employed in the Company's bioequivalent version of Cardizem /registered trademark/
                                    CD.

SINGLE COMPOSITION OSMOTIC          SCOT utilizes various osmotic modulating
  TABLET SYSTEM ("SCOT")            agents as well as polymer coatings to
                                    provide a zero-order release of a drug (a constant rate of release). SCOT technology is being employed in four generic and five brand name controlled-release pharmaceuticals under development by the
                                    Company.

SOLUBILITY MODULATING               SMHS is designed for products utilizing a
  HYDROGEL SYSTEM ("SMHS")          hydrogel-based dosage system that provides
                                    for sustained release without the need to use special coatings or structures which add to the cost of manufacture. This technology avoids the "initial burst effect" commonly observed with other sustained-release hydrogel formulations. SMHS technology is employed in the Company's bioequivalent version of Dilacor XR /trademark/.

DELAYED PULSATILE                   DPHS is designed for use with hydrogel
  HYDROGEL SYSTEM ("DPHS")          matrix products that are characterized by an
                                    initial zero-order release of drug followed by a rapid release. This release profile is achieved by the blending of selected hydrogel polymers to achieve a delayed pulse. DPHS technology is being employed in one generic controlled-release pharmaceutical under development by the
                                    Company.

PELTAB SYSTEM ("PELTAB")            Peltab utilizes polymer-coated drug pellets
                                    or drug crystals which are manufactured into tablets. In order to provide a controlled release, a water insoluble polymer is used to coat discrete drug pellets or drug crystals which then can resist the action of fluids in the gastrointestinal tract. This technology incorporates a strong polymer coating enabling the coated pellets to be compressed into tablets without significant breakage. Peltab technology is being employed in one generic controlled-release pharmaceutical under development by the
                                    Company.

     DRUG DELIVERY TECHNOLOGY                                DESCRIPTION
     ------------------------                                -----------

PORTAB SYSTEM ("PORTAB")            Portab is designed for controlled-release
                                    dosage forms which utilize an osmotic core typically containing a water soluble drug.
                                    The core includes a water soluble component and a continuous polymer coating. The purpose of the soluble agent is to expand the core and thereby create microporous channels through which the drug is released.
                                    None of the Company's current product
                                    candidates employ Portab technology.


        The Company has been issued eleven U.S. patents and has filed six additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. The Company is applying several other proprietary controlled-release drug delivery technologies in its product development programs and continues to develop new technologies for which it may seek patent protection.

PRODUCT DEVELOPMENT

BIOEQUIVALENT CONTROLLED-RELEASE PHARMACEUTICALS

        The Company is applying its proprietary drug delivery technologies and formulation skills to the development of generic versions of selected high sales volume, controlled-release brand name pharmaceuticals, for which marketing exclusivity or patent rights have expired or are near expiration. In late 1995, the Company submitted ANDAs to the FDA covering bioequivalent versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/. According to data from IMS America, the brand name versions of these drugs had combined 1996 U.S. sales in excess of $850 million. In October 1997, the Company received FDA approval of its ANDA for the bioequivalent version of Dilacor XR /trademark/. The Company has commenced marketing the bioequivalent version of Dilacor XR /trademark/ under the name Diltia XT /trademark/. In September 1997, the Company received tentative FDA approval its ANDA for the bioequivalent version of Cardizem/registered trademark/ CD. As a result of the HMR Litigation, the FDA may not grant final approval of the Company's ANDA for Cardizem/registered trademark/ CD until after either the HMR Litigation is resolved in Andrx's favor or July 3, 1998 (30 months after HMRI received Andrx's certification that its product does not infringe the patents listed for Cardizem/registered trademark/
CD). In April 1997, an ANDA with respect to a third product was submitted to the FDA by ANCIRC.

        In addition to the products for which ANDAs have been submitted, the Company, either directly or with its collaborative partners, currently has 18 additional versions of brand name controlled-release drugs under development. Of these product candidates, 14 are in various phases of bioequivalence studies and four are in various phases of formulation development. The Company is continually evaluating other potential product candidates.

        When developing generic pharmaceuticals, the Company is required to prove that the generic product candidate will exhibit IN VIVO release characteristics equivalent to those of the brand name pharmaceutical. For a controlled-release pharmaceutical, the drug delivery technology utilized to replicate the release rates of the brand name pharmaceutical must do so without infringing any unexpired patents. The process by which generic controlled-release products are developed for manufacture and sale in the U.S. may be categorized into three basic stages: (i) formulation development; (ii) bioequivalence studies; and (iii) an ANDA filing with the FDA.

        During formulation development, the Company attempts to develop its own version of the brand name drug. In creating a formulation, the Company utilizes or adapts its drug delivery technologies to the product candidate or develops a new drug delivery technology for that product candidate. The Company's formulation is then evaluated in IN VITRO dissolution studies to determine whether human bioequivalence studies should be conducted.

        Once a suitable formulation has been developed, human bioequivalence studies are conducted which compare the Company's formulation to the brand name drug. Because bioequivalence studies can be relatively expensive to perform, the Company often conducts a preliminary bioequivalence study in which it manufactures a small batch of its product for testing in a limited number of human subjects (typically six to eight). If the formulation yields a blood level profile comparable to the brand name drug, full-scale bioequivalence studies may be performed, which require the manufacture of at least 100,000 dosage units and usually involve 24 or more human subjects. These studies are conducted to determine the plasma concentrations of the drug in human subjects under fasted and fed conditions as well as under multiple dose administration. If successful, the studies will demonstrate that the rate and extent of absorption of the generic version is equivalent to that of the brand name drug. If the studies demonstrate that the blood level profiles of the Company's product are not comparable to the brand name drug, the Company will either modify its formulation or alter the drug delivery technology employed.

        After the Company's formulation has been shown to be bioequivalent to the brand name drug, an ANDA is prepared for submission to the FDA. This ANDA includes the results of the bioequivalence studies and other data such as IN VITRO specifications for the Company's formulation, stability data, analytical data, methods validation and manufacturing procedures and controls. See "--Government Regulation."

BRAND NAME CONTROLLED-RELEASE PHARMACEUTICALS

        The Company is applying its proprietary drug delivery technologies to the development of brand name controlled-release formulations of existing immediate-release and controlled- release drugs. In selecting its product candidates, the Company focuses on high sales volume pharmaceuticals whose marketing exclusivity or patent rights are near expiration. The Company believes that the application of its drug delivery technologies will improve the efficacy or other characteristics of these products, for example, by decreasing undesired side effects or reducing the frequency of administration. The Company currently has five product candidates under development.

        The FDA approval process for the brand name controlled-release pharmaceuticals which the Company is developing is expected to be lengthier and more costly than that for generic versions of existing controlled-release pharmaceuticals and will require the filing of an NDA with the FDA. In conjunction therewith, the Company will be required to perform preclinical, clinical and laboratory studies to prove a product's efficacy. The Company may seek to collaborate with pharmaceutical companies and other organizations in these development efforts. However, the Company believes that the FDA approval process will be shorter than that typically associated with most new drugs because the Company's development efforts involve chemical entities which have been previously approved by the FDA in their existing formulations. The Company may receive certain marketing exclusivity rights for a controlled- release product it develops if it is first to receive FDA approval for the product. See "--Government Regulation."

        The Company is also using its proprietary drug delivery technologies to formulate controlled-release versions of existing commercialized drugs and drugs under development by other pharmaceutical companies. In addition to improving drug efficacy, the Company believes that its drug delivery technologies will provide pharmaceutical companies with the opportunity to enhance the commercial value of their new drug candidates.

        The Company is party to an agreement with Sepracor, Inc. ("Sepracor") for the development of a brand name controlled-release pharmaceutical. Pursuant to this agreement Andrx is using one of its controlled-release drug delivery technologies to formulate a once-a-day version of an antihistamine. Under the development agreement with Sepracor, the Company is responsible for developing a formulation of the product and transferring such technology to Sepracor who will be responsible for obtaining FDA approvals for the product and the manufacturing and marketing of the product. The Company will receive certain fees under the development agreement and will be entitled to receive royalties from the sale or license of the product.

        In September 1997, the Company entered into an agreement with an affiliate of Bayer Corporation (the "Bayer Affiliate") to assist it in its development of a new product. The agreement provides that Andrx's drug delivery technologies will be combined with existing technologies to develop an over-the-counter product.

        From time to time the Company also considers licensing or other agreements to obtain rights to patents or technology which the Company believes may have commercial value. In 1994, the Company entered into an agreement with The UAB Research Foundation to license technology relating to the use of an orally administered drug to be used in the treatment of cancer. In December 1996, that technology was sub-licensed to ASTA Medica, AG ("ASTA Medica"), a subsidiary of Degussa, AG, which will be responsible for all product development costs and will manufacture and market any products utilizing the technology. The Company will receive a royalty from ASTA Medica on the sale of any products utilizing the technology and the Company will be responsible for certain royalty payments related thereto. The development of this and similar technologies is a different and significantly more expensive process than the development of products using the Company's controlled-release technologies. Therefore, in order to facilitate development of these projects, the Company plans, in most cases, to enter into collaborative arrangements with pharmaceutical companies and others, such as the one entered into with ASTA Medica, to undertake these development efforts.

COLLABORATIVE ARRANGEMENTS

        To expedite product development and reduce the Company's development costs, the Company has entered into collaborative arrangements with other pharmaceutical companies. The Company is a 50% partner in the ANCIRC joint venture with Watson for the development of up to eight controlled-release generic drugs and has entered into development and licensing agreements with a number of U.S. and foreign pharmaceutical companies, including Watson, for additional generic controlled-release products.

ANCIRC JOINT VENTURE

        In July 1994, the Company entered into a joint venture with Circa Pharmaceuticals, Inc. ("Circa") for the development of up to six generic controlled-release products. In July 1995, Circa was acquired by Watson. Since it acquired Circa, Watson has expanded its relationship with Andrx to include up to eight generic controlled-release products (the "ANCIRC Products") and has made equity investments in the Company (including Common Stock purchased from certain principal shareholders) in the aggregate of approximately $36.9 million. Watson owns approximately 18.5% of the Company's outstanding Common Stock and has warrants to acquire additional shares of Common Stock. See "Certain Transactions--Transactions with Watson" and "Principal Shareholders."

        In July 1994, the Company and Watson identified six product candidates for development by ANCIRC. Until three products have been successfully developed, the Company and Watson will agree on a substitute product candidate for any product candidate which is not successfully developed. Once three products are successfully developed, the parties will not be required to agree upon more than two additional substitute product candidates. In October 1995, the agreement with Watson was amended to provide that the Company and Watson will agree on two additional product candidates to be developed by ANCIRC. Those product candidates were subsequently identified by the parties. The Company has agreed that Dr. Chih-Ming J. Chen, its Chief Scientist, will personally supervise the development of all of the ANCIRC Products until at least five products have been successfully developed.

        ANCIRC is a 50/50 joint venture between the Company and Watson with both the capital contributions and dividends or distributions and net income or losses allocated equally between the Company and Watson. The Company and Watson have each designated three representatives who together constitute the management committee of ANCIRC. This management committee is responsible for reviewing each partner's progress on the various projects on which they are working, preparing budgets for each quarter, issuing capital calls to the Company and Watson when necessary, approving expenditures and resolving any disputes which may arise between the partners. The Company has made investments in ANCIRC totaling $4.7 million through June 30, 1997. The Company is responsible for contributing 50% of any additional capital contributions required by ANCIRC. Capital contributions are utilized by ANCIRC to pay for services rendered by the Company and Watson to ANCIRC.

        Under its research and development services agreement with ANCIRC, the Company is responsible for the development of formulations for each of the ANCIRC Products. When the Company has developed a formulation which the Company and Watson believe is promising, Watson is responsible, under its manufacturing and regulatory approval agreement with ANCIRC, for the manufacture of such quantities of the ANCIRC Product as may be necessary for ANCIRC to conduct bioequivalence studies required for an ANDA submission. If such studies are successful, Watson is also responsible for obtaining the necessary regulatory approvals for that ANCIRC Product and to manufacture that product in commercial quantities. Following regulatory approval, Andrx is responsible for marketing the ANCIRC Product throughout the U.S. pursuant to a distribution and marketing agreement with ANCIRC. The costs of developing, manufacturing and marketing the ANCIRC Products are charged to ANCIRC on an agreed-upon basis at least quarterly and ANCIRC then pays or reimburses both the Company and Watson for their respective services.

DEVELOPMENT AND LICENSING AGREEMENTS

        The Company has entered into development and licensing agreements covering generic pharmaceuticals with U.S. and foreign pharmaceutical companies for additional generic controlled-release pharmaceutical products. Pursuant to such agreements, the licensees typically will fund the cost of product development and will pay the Company royalties in exchange for a license to manufacture and market the products for a specified period in a specified territory. Management believes that such arrangements offer a variety of benefits, including providing an additional source of funding for product development and affording the Company the ability to have certain of its generic controlled-release products sold through the distribution networks of these major pharmaceutical companies. The Company may terminate a development and licensing agreement if the licensee fails to market the licensed product, in which case all rights revert to the Company.

GENERIC PHARMACEUTICAL DISTRIBUTION OPERATIONS

        In addition to its controlled-release drug development activities, Andrx markets and distributes generic pharmaceuticals manufactured by third parties. The Company purchases generic pharmaceuticals directly from manufacturers and wholesalers and markets them through its in-house telemarketing staff primarily to independent pharmacies, regional pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. The Company offers this customer group competitive pricing, quality products and responsive customer service, which the Company believes are the critical elements to competing effectively in this market. The Company currently has a telemarketing staff of approximately 100 persons, supplemented by seven sales executives who are responsible for national accounts.

        The Company currently utilizes operating profit from its generic pharmaceutical distribution operations to absorb corporate overhead and offset a portion of the Company's research and development expenses. These operations also provide Andrx with an ability to directly observe and participate in developments and trends in the generic pharmaceutical industry. The Company plans to expand its generic pharmaceutical distribution operations by further increasing its customer base to include larger regional and national pharmacy chains. The Company also plans to use its distribution operations to assist in the marketing of generic controlled-release products developed by the Company and its collaborative partners.

        The Company concentrates on high-volume generic prescription drugs in capsule or tablet form. These products typically provide higher gross margins, are subject to more rapid inventory turnover and require less warehouse space than liquids, creams and many over-the- counter products. By focusing on these products, the Company believes that it is able to control inventory investments, minimize overhead and operate in an efficient and cost-effective manner.

        The Company purchases its generic products for resale from a number of major pharmaceutical manufacturers and wholesalers. The Company believes that it is not dependent upon any particular supplier and that alternative sources of supply for most of its products are available if required.

        The Company is developing a software designed to enhance its distribution operations, by allowing for on-line communication between Andrx and its customers. Such software may have additional applications, such as allowing on-line communication with health care providers, including doctors and managed care organizations. There can be no assurance that such software, when fully developed, can be successfully commercialized.

MANUFACTURING

        The Company has an approximately 35,000 square foot commercial manufacturing facility. This facility is being used to manufacture the Company's bioequivalent version of Dilacor XR /trademark/. In addition, assuming final FDA approval of the Company's ANDA is received and the HMR Litigation is resolved in Andrx's favor, the facility will be used for the manufacture of Andrx's bioequivalent version of Cardizem/registered trademark/ CD The Company believes that such facility will be sufficient for these products. However, the Company's existing manufacturing facility will not be suitable for the manufacture of all of the additional products which the Company intends to develop and manufacture.

        The Company will be dependent on Watson to manufacture the products subject to the ANCIRC joint venture and on other companies with which it has development and licensing agreements to manufacture other products. See "--Collaborative Arrangements."

MARKETING

        The Company plans to utilize its existing distribution operations' sales and marketing personnel for marketing the controlled-release products being developed by the Company and ANCIRC. In many instances, the Company's existing distribution customers will be targeted for the products developed by the Company. The Company may contract with outside marketing organizations to both train Andrx personnel for the marketing of the Company's products and to market its products.

COMPETITION

        The pharmaceutical industry is highly competitive and is affected by new technologies, governmental regulations, health care legislation, availability of financing and other factors. Many of the Company's competitors have longer operating histories and greater financial, research and development, marketing and other resources than the Company.

        The Company is subject to competition from numerous other entities that currently operate, or intend to operate, in the pharmaceutical industry. These include companies that are engaged in the development of controlled-release technologies and products, as well as other pharmaceutical manufacturers that may decide to undertake in-house development of these products. To date, the Company has concentrated a large portion of efforts on generic controlled-release pharmaceuticals. Typically, selling prices of immediate-release generic drugs have declined and profit margins have narrowed after generic equivalents of brand name products are first introduced and the number of competitive products has increased. Similarly, the maintenance of particular levels of profitability for the Company's generic controlled-release products will depend, in large part, on the Company's ability to introduce new products before its competitors and on the intensity of competition with respect to existing products.

        The Company is focusing an increasing portion of its efforts on developing new products which the Company believes will have their efficacy or other characteristics improved through the application of the Company's drug delivery technologies. Other pharmaceutical companies have more experience and greater financial, research and development, clinical, marketing and other resources than the Company in this area.

        In its generic pharmaceutical distribution business, the Company competes with a number of large wholesalers and other distributors of generic pharmaceuticals, many of which have substantially greater financial, marketing and other resources than the Company.

PATENTS AND PROPRIETARY RIGHTS

        Andrx believes that patent and trade secret protection, particularly of its drug delivery and formulation technologies, is important to its business and that its future will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others.

        Andrx has been issued eleven U.S. patents relating to its drug delivery technologies. In addition, Andrx has filed six additional U.S. patent applications and various foreign patent applications relating to its drug delivery technologies. The Company expects to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. There is no assurance that the Company's patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of Company's patents. Furthermore, there is no assurance that (i) any of the Company's future processes or products will be patentable; (ii) any pending or additional patents will be issued in any or all appropriate jurisdictions; (iii) the Company's processes or products will not infringe upon the patents of third parties; or (iv) the Company will have the resources to defend against charges of infringement by or protect its own patent rights against third parties. The inability of the Company to protect its patent rights or infringement by the Company of the patent or proprietary rights of others could have a material adverse effect on the Company's results of operations and financial position.

        Andrx also relies on trade secrets and proprietary knowledge, which it generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. There can be no assurance, however, that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known by competitors.

        There has been substantial litigation in the pharmaceutical, biomedical and biotechnology industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. Most of the brand name controlled-release products of which the Company is developing generic versions are covered by one or more patents. Under the Waxman-Hatch amendments, when a drug developer files an abbreviated application for a generic drug, and the developer believes that an unexpired patent which has been listed with the FDA as covering that brand name product will not be infringed by the developer's product or is invalid or unenforceable, the developer must so certify to the FDA. That certification must also be provided to the patent holder, who may challenge the developer's certification of non- infringement, invalidity or unenforceability by filing a suit for patent infringement. If a suit is filed within 45 days of the patent holder's receipt of such certification, the FDA can review and approve the abbreviated application, but is precluded from making the final marketing approval of the product effective until a final judgment in the action has been rendered or 30 months from the date the certification was received, whichever is sooner. Should a patent holder commence a lawsuit with respect to alleged patent infringement by the Company, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. As described below, to date, two such actions have been commenced against Andrx (one of which has been dismissed without prejudice), and it is anticipated that additional actions will be filed as Andrx or its collaborative partners files additional abbreviated applications. The Company evaluates the probability of patent infringement litigation with respect to its abbreviated application submissions on a case-by-case basis and, accordingly, for the years ended December 31, 1996 and 1995, the Company provided for its litigation costs in connection with the two ANDAs submitted in late 1995. The delay in obtaining FDA approval to market the Company's product candidates as a result of litigation, the expense of such litigation, whether or not the Company is successful, or an adverse outcome in such litigation could have a material adverse effect on the Company's results of operations, financial condition and business.

        Andrx has developed and filed an ANDA for a generic product which the Company believes is bioequivalent to the once-a-day controlled-release formulation of diltiazem hydrochloride marketed by HMR under the brand name Cardizem/registered trademark/ CD. In connection therewith, Andrx certified to the FDA that its product did not infringe upon any of the patents listed as covering that brand name product and sent the required notices to the holders of each of those patents. In January 1996, HMRI commenced the HMR Litigation in the United States District Court, Southern District of Florida alleging that Andrx's product infringes upon one of the six patents listed as covering Cardizem/registered trademark/ CD. While the Company believes that this product does not infringe upon the patents in question, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. In September 1997, the Company entered into the Stipulation with HMRI wherein Andrx agreed that if the HMR Litigation is not concluded by the date the FDA grants final approval of the Company's ANDA for the bioequivalent version of Cardizem/registered trademark/ CD, Andrx will not commence the commercial sale of the product in the United States until a final and unappealable judgment is issued. The Stipulation provides that upon FDA final approval of its product, Andrx will begin to receive interim payments from HMRI of $10.0 million per quarter, which absent certain defaults by Andrx, are non-refundable. These payments will continue until the HMR Litigation is concluded or other events occur. The payments will increase retroactively if Andrx prevails in the HMR Litigation, with a lump sum payment representing an agreed amount of profits that Andrx would have earned had it begun to sell its product upon receiving final FDA approval of its ANDA. The Stipulation also provides ANDRX with the option of licensing HMRI's patents at certain times. There can be no assurance that the Company will prevail in the HMR Litigation and an adverse outcome in the HMR Litigation could have a material adverse effect on the Company's results of operations, financial condition and business.

        The Company has also developed and filed an ANDA for a generic product which the Company believes is bioequivalent to the once-a-day controlled-release version of diltiazem hydrochloride marketed under the brand name Dilacor XR /trademark/. In connection therewith, the Company certified to the FDA that its product did not infringe upon the patent listed as covering that brand name product and sent the required notices to the holder of that patent and the holder of the NDA. In May 1996, Jagotec AC and Jago AG, who licensed the patent to RPR, and RPR (collectively, "Rhone"), commenced a lawsuit in the United States District Court, Southern District of Florida (the "RPR Litigation"), alleging that the Company's product infringes the patent listed as covering Dilacor XR /trademark/. In December 1996, the parties entered into a Settlement Agreement whereby Rhone agreed to dismiss the RPR Litigation, without prejudice. An order of dismissal was entered by the judge in January 1997.

GOVERNMENT REGULATION

        All pharmaceutical manufacturers are subject to extensive regulation by the federal government, principally the FDA, and, to a lesser extent, by state and local governments. The Federal Food, Drug and Cosmetic Act (the "FDCA") and other federal statutes and regulations govern or influence the development, testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising, promotion, sale and distribution of prescription pharmaceutical products. Pharmaceutical manufacturers are also subject to certain recordkeeping and reporting requirements, establishment registration and product listing and FDA inspections.

        The Waxman-Hatch amendments to the FDCA established abbreviated application procedures for obtaining FDA approval for different versions of brand name prescription drugs (the "Listed Drugs") that are off-patent and whose marketing exclusivity has expired. Approval to manufacture and market generic drugs based on bioequivalence to the Listed Drug is obtained by filing an ANDA. Other versions of the listed drug, which may not be bioequivalent because they are controlled release formulations, may be approved for marketing either through the ANDA process, pursuant to an approved petition that concludes that clinical data other than bioequivalence are not required, or through the process described in Section 505(b)(2) of the FDCA under which clinical data on the listed drug to which the applicant does have right of reference may be cited when relevant to the product approval.

        The advantage of the ANDA approval mechanism is that an ANDA applicant is not required to conduct preclinical and clinical studies to demonstrate that the product is safe and effective for its intended use. As a substitute for clinical studies, the FDA requires data demonstrating that the ANDA drug formulation is bioequivalent to a previously approved Listed Drugs, among other requirements. Applications under Section 505(b)(2), in contrast, may be required to reference or include additional data to support the safety and effectiveness of the product notwithstanding differences from exact bioequivalence and/or dosage delivery form. The Company has filed two ANDAs with the FDA for versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/ (both diltiazem hydrochloride, a prescription drug indicated for hypertension), has, through ANCIRC, submitted an ANDA for a third product, and intends to file additional ANDAs or Section 505(b)(2) applications to obtain approval to market its other generic controlled-release products. In September 1997, the Company received tentative FDA approval of its ANDA for the bioequivalent version of Cardizem/registered trademark/ CD. In October 1997, the Company received FDA approval of its ANDA for the bioequivalent version of Dilacor XR /trademark/. No assurances exist that ANDAs will be suitable or available for the products developed by the Company, directly or in collaborative arrangements, or that the proposed products will receive FDA approval on a timely basis, if at all.

        Patent certification requirements for generic controlled-release drugs could also result in significant delays in obtaining FDA approvals. First, where patents covering the Listed Drugs are alleged to be invalid, unenforceable or not infringed, patent infringement litigation may be instituted by the holder or holders of the brand name drug patents against the Company. Second, the first company to file an ANDA or Section 505(b)(2) application for a given drug which is successful in certifying that an unexpired patent covering the reference brand name drug is invalid, unenforceable, or will not be infringed by its product, can be awarded 180 days of market exclusivity during which the FDA may not approve any other ANDAs or Section 505(b)(2) applications for that drug, notwithstanding that the basis for the first infringement actions may differ substantially from that applicable to any litigation on a subsequently filed application. A successful certification results if the patent owner (who must be notified of the certification) does not commence an infringement action within 45 days of having been so notified or, having brought a timely infringement action, receives an adverse final court decision.

        While the Waxman-Hatch amendments codify the abbreviated application mechanism for generic drugs, they also foster pharmaceutical innovation through incentives that include market exclusivity and patent term extension. First, the Waxman-Hatch amendments provide two distinct market exclusivity provisions which either preclude the submission or delay the approval of an abbreviated application. A five-year marketing exclusivity period is provided for new chemical compounds not previously approved by the FDA as active ingredients, and a three-year marketing exclusivity period is provided for applications containing new clinical investigations (other than bioavailability studies) essential to an approval, such as new indications or new delivery technologies. The three-year marketing exclusivity period would be applicable to the development of a novel drug delivery system. The marketing exclusivity provisions apply equally to patented and non-patented drug products.

        Second, the Waxman-Hatch amendments provide for patent term extensions to compensate for patent protection lost due to time taken in conducting FDA required clinical studies or during FDA review of data submissions. Patent term extension may not exceed five additional years nor may the total period of patent protection following FDA marketing approval be extended beyond 14 years. In addition, by virtue of the Uruguay Round Agreements Act of 1994 that ratified the General Agreement on Tariffs and Trade ("GATT"), certain brand name drug patent terms have been extended to 20 years from the date of filing of the pertinent patent application (which can be longer than the former 17-year patent term). This can further delay ANDA effective dates. Patent term extensions may delay the ability of the Company to use its proprietary technology, and in the future, to market new extended release products, file Section 505(b)(2) applications referencing approved products (see below), and file ANDAs based on listed drugs when those approved products or listed drugs have acquired patent term extensions.

        With respect to any drug with active ingredients not previously approved by the FDA, a prospective manufacturer must submit a full NDA, including complete reports of preclinical, clinical and other studies to prove that product's safety and efficacy for its intended use. An NDA may also need to be submitted for a drug with a previously approved active ingredient if, among other things, the drug will be used to treat an indication for which the drug was not previously approved, if the method of delivery is changed or if the abbreviated procedure discussed above is otherwise not available. A manufacturer intending to conduct clinical trials, including certain bioequivalence studies, for a new drug compound as part of an NDA or Section 505(b)(2) application is required first to submit investigational new drug applications to the FDA containing information relating to preclinical and planned clinical studies. The full NDA process is expensive and time consuming. Controlled or extended-release versions of approved immediate-release drugs will require the filing of an NDA or Section 505(b)(2) application. The FDA will not accept ANDAs when, for example, the delivery system or duration of drug availability differ significantly from the listed drug. However, the FDCA provides for NDA submissions that may rely in whole or in part on clinical data on safety and effectiveness to which the applicant does not have a right of reference and which was not performed by that applicant under Section 505(b)(2) of the FDCA. The Company may be able to rely in whole or in part on existing publicly available safety and efficacy data in its filings for extended-release products when such data exist for an approved immediate-release version of the same chemical entity. However, there is no guarantee that the FDA will accept such applications under Section 505(b)(2), or that such existing data will be publicly available or useful. Further, utilizing the Section 505(b)(2) application process is uncertain, because neither the Company nor the FDA has had significant experience with it. Additionally, under the Prescription Drug User Fee Act of 1992, all NDAs require the payment of a substantial fee upon filing, and other fees must be paid annually after approval. No assurances exist that, if approval of an NDA is required, such approval can be obtained in a timely manner, if at all.

        Manufacturers of marketed drugs must conform to the FDA's cGMP or risk sanctions such as the suspension of manufacturing or the seizure of drug products and the refusal to approve additional marketing applications. The FDA conducts periodic inspections to implement these rules. The Company's manufacturing facility has been inspected by the FDA with regard to the ANDA submissions for versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/ and the FDA advised the Company that the manufacturing site was in compliance with cGMP. The Company's facility will be subject to periodic inspections by the FDA on an ongoing basis and there can be no assurance that the Company's facility will be found to be in compliance with cGMP or other regulatory requirements. Failure to comply could result in significant delays in the development approval and distribution of the Company's planned products, as well as significant additional expense to comply with cGMP or the regulatory requirements.

        Noncompliance with applicable requirements can also result in total or partial injunctions against production and/or distribution, refusal of the government to enter into supply contracts or to approve NDAs or ANDAs, criminal prosecution and product recalls. The FDA also has the authority to revoke for cause drug approvals previously granted.

        Under the Generic Drug Enforcement Act, ANDA applicants (including officers, directors and employees) who are convicted of a crime involving dishonest or fraudulent activity (even outside the FDA regulatory context) are subject to debarment. Debarment is disqualification from submitting or participating in the submission of future ANDAs for a period of years or permanently. The Generic Drug Enforcement Act also authorizes the FDA to refuse to accept ANDAs from any company which employs or uses the services of a debarred individual.

        Products marketed outside the United States which are manufactured in the United States are subject to certain FDA export regulations, as well as regulations by the country in which the products are to be sold.

        The Prescription Drug Marketing Act ("PDMA"), which amends various sections of the FDCA, requires, among other things, state licensing of wholesale distributors of prescription drugs under federal guidelines that include minimum standards for storage, handling and recordkeeping. PDMA requires wholesale prescription drug distributors, such as the Company, to provide certain customers with a list, in advance of a particular sale, of each prior sale, purchase or trade of the same drug. PDMA also establishes other requirements for wholesale distributors, including without limitation, registration with the state or Federal government and other record-keeping requirements. It also sets forth civil and criminal penalties for violations of these and other provisions. Various sections of the PDMA are still being implemented by the FDA and the states. Nevertheless, failure to comply with the wholesale distribution provisions and other requirements of the PDMA could have a materially adverse effect on the Company.

        The Company is governed by federal, state and local laws of general applicability, such as laws regulating working conditions and environmental protection. The Company is also licensed by, registered with, and subject to periodic inspection and regulation by, the Drug Enforcement Administration of the Department of Justice (the"DEA") and Florida state agencies, pursuant to federal and state legislation relating to drugs and narcotics. Certain drugs that the Company may develop in the future may be subject to regulations under the Controlled Substances Act and related statutes.

PRODUCT LIABILITY INSURANCE

        The design, development and manufacture of the Company's products involve an inherent risk of product liability claims. The Company has obtained product liability insurance that covers substantially all products marketed by the Company in its generic drug distribution operations, bioequivalence and other studies for controlled-release product candidates and the products the Company intends to commercialize. The Company believes that its product liability insurance is adequate for its current operations, but may seek to increase its coverage prior to the commercial introduction of its product candidates. There can be no assurance that the coverage limits of the Company's insurance will be sufficient to offset potential claims. Product liability insurance is expensive and difficult to procure and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. A successful claim against the Company in excess of its insurance coverage could have a material adverse effect upon the Company's results of operations and financial condition.

FACILITIES

        The Company leases approximately 96,000 square feet in a facility in Fort Lauderdale, Florida, which houses the Company's executive offices, warehousing and shipping facilities, a laboratory and pilot manufacturing plant and a commercial-scale manufacturing facility. The buildings are occupied pursuant to leases expiring March 31, 2003 at a current total annual rent of approximately $700,000. Each of the leases afford the Company five five-year renewal options, and require the Company to pay certain increases in common area costs.

        The Company also leases approximately 18,500 square feet of office space in Davie, Florida which house its non-warehouse distribution staff. Such space is occupied pursuant to a lease expiring in May 1998, at an annual rent of $220,000, including common area maintenance costs and real estate taxes, and affords the Company one six-month renewal option. Additionally, the Company leases approximately 4,000 square feet in both Boca Raton, Florida and in Tampa, Florida. Such leases are occupied pursuant to leases expiring in April 1998 (with a one- year renewal option) and November 1997 (with two one-year renewal options), respectively, at current annual rents of approximately $50,000 and $60,000, respectively.

        The Company believes that the foregoing facilities plus additional space available to it in the area will be adequate for its needs in the foreseeable future.

EMPLOYEES

        As of September 30, 1997, the Company had 365 employees, of whom 22 were involved in corporate administration and 252 were involved in the Company's distribution operations. The remaining 91 employees were involved in research, pharmaceutical development and manufacturing, including over 40 scientists, 27 of whom hold Ph.D., masters or medical degrees.

SCIENTIFIC ADVISORY BOARD

        The Company has established a scientific advisory board ("SAB") which is comprised of certain members of the medical, health care, pharmaceutical and scientific communities. The Company generally consults with members of the SAB from time to time on an individual basis to obtain their ideas, insights, input and other assistance in helping the Company achieve its goals. Members of the SAB have agreed to serve in such capacity for a three-year period. Certain members of the SAB may, from time to time, render consulting services to the Company for which they may be separately compensated.

LEGAL PROCEEDINGS

        In May 1996, an employee of the Company resigned from his position and, in connection therewith, claimed that he was entitled to receive, pursuant to the terms of his employment arrangement with the Company, a royalty equal to 1% of gross revenues from certain products under development by the Company. In May 1997, a complaint was filed against the Company seeking a declaratory judgment as to whether the former employee is entitled to a 1% royalty with respect to Andrx's versions of Cardizem/registered trademark/ CD and Dilacor XR /trademark/. The Company intends to contest this claim.

        Other than the HMR Litigation (see "--Patents and Proprietary Rights") and the above described litigation, the Company is not party to a legal proceeding wherein an adverse outcome would have a material adverse effect on the Company's results of operations, financial condition or business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is certain information concerning the directors and executive officers of the Company:

NAME                                    AGE                    POSITION
----                                    ---                    --------

Alan P. Cohen(1)                         43         Chairman of the Board and Chief Executive
                                                    Officer
Elliot F. Hahn, Ph.D.(1)                 53         President and Director
Chih-Ming J. Chen, Ph.D.(1)              46         Vice President, Chief Scientist and Director
Scott Lodin                              41         Vice President, General Counsel and
                                                    Secretary
Angelo C. Malahias                       36         Vice President and Chief Financial Officer
Randy Glover                             55         Vice President of Manufacturing Operations
Rep. Elaine Bloom(2)                     60         Director
Irwin C. Gerson(3)                       67         Director
Elliot Levine(2)                         61         Director
Michael A. Schwartz, Ph.D.(3)            67         Director
Melvin Sharoky, M.D.(1)                  46         Director

-------------------

(1) Member of Executive Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.

        ALAN P. COHEN is Chairman of the Board, Chief Executive Officer and a director of Andrx, which he founded in August 1992. He holds several degrees from the University of Florida and is a registered pharmacist. In 1984, Mr. Cohen founded Best Generics, Inc., a generic drug distribution firm ("Best"), which was sold to IVAX in 1988. Mr. Cohen served as President of Best from April 1989 until June 1990. Alan P. Cohen and certain members of his family control Corner Drugstore, a privately-held retail drugstore chain, which also is a shareholder and customer of the Company. Corner Drugstore filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 1994. See "Certain Transactions--Transactions with Corner Drugstore." In addition, see "Certain Transactions--Transactions with PSG" with respect to losses incurred by the Company in connection with a loan to and certain receivables from Pharmacy Services Group, Inc. ("PSG"), a pharmacy benefits management and mail order marketing company which was controlled by a former principal shareholder of the Company, Corner Drugstore and a non-affiliated third party.

        DR. ELLIOT F. HAHN has been President and a director of Andrx since February 1993. From June 1990 to February 1993, Dr. Hahn was employed as Vice President, Scientific Affairs of IVAX, where he was involved in the evaluation and international licensing of product opportunities and was responsible for maintaining the intellectual property of IVAX. From 1988 to 1993, Dr. Hahn also served as the Vice President of Research of Baker Norton Pharmaceuticals, a subsidiary of IVAX. Prior to that, he was an Associate Professor at The Rockefeller University from 1977 to 1988. From 1972 until 1977, Dr. Hahn was an Assistant

Professor at Albert Einstein College of Medicine and a member of the Institute for Steroid Research at Montefiore Hospital in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. Dr. Hahn holds a B.S. degree from City College of New York and a Ph.D. degree in chemistry from Cornell University.

        DR. CHIH-MING J. CHEN has served as the Company's Vice President, Chief Scientist and a director since November 1992. In January 1992, Dr. Chen formed his own company, ASAN Labs, Inc., which was acquired by the Company in November 1992. Dr. Chen served as the Director of Product Development at IVAX from 1988 to 1992, where he was the leader of a research team which specialized in the development of drug formulations, including several controlled-release products. After graduating with a Ph.D. degree in pharmaceutics from Ohio State University in 1981, Dr. Chen worked at Bristol-Myers and Berlex Labs.

        SCOTT LODIN joined Andrx in January 1994 and is its Vice President, General Counsel and Secretary. From 1983 until joining Andrx, Mr. Lodin was an attorney with Hughes, Hubbard & Reed and a predecessor firm in Miami, Florida, where he practiced primarily in the areas of corporate and commercial law.

        ANGELO C. MALAHIAS joined Andrx as its Vice President and Chief Financial Officer in January 1996. From January 1995 to January 1996, Mr. Malahias was Vice President and Chief Financial Officer of Circa, where he also served as Corporate Controller from July 1994 to January 1995. From 1983 to July 1994 he was employed by KPMG Peat Marwick LLP. Mr. Malahias is a certified public accountant.

        RANDY GLOVER joined Andrx in March 1996 as Vice President of Manufacturing Operations, with responsibilities for all aspects of manufacturing. From 1991 to 1996, he was Vice President of Manufacturing at IVAX with responsibility for seven generic pharmaceutical manufacturing plants. From 1982 to 1991, Mr. Glover held senior manufacturing management positions with Key Pharmaceuticals, Inc. and Schering-Plough in Florida and Puerto Rico and was employed by the FDA from 1965 to 1981.

        REPRESENTATIVE ELAINE BLOOM, a director of Andrx since October 1993, is the former Speaker Pro-Tempore of the Florida House of Representatives, of which she has been a member from 1974 to 1978 and since 1986. She currently chairs the Joint Legislative Management Committee and serves on the Health Care, Aging and Human Services and Government Operations Committees.

        IRWIN C. GERSON, a director of Andrx since November 1993, has been the Chairman of the Lowe McAdams Healthcare division of the Interpublic Group (formerly William Douglas McAdams, Inc.), a health care marketing, communications and public relations company, since 1987. Mr. Gerson is a member of the board of trustees of academic institutions, including Long Island University, Albany College of Pharmacy and is Chairman of the Council of Overseers of the Arnold and Marie Schwartz College of Pharmacy. Mr. Gerson is also a director of Cytoclonal Pharmaceutics, Inc., a biotechnology company.

        ELLIOT LEVINE, a director of Andrx since January 1994, was Executive Vice President and Chief Financial Officer of Cheyenne Software, a developer and marketer of proprietary network software products, from September 1989 through November 1996. From February 1988 to September 1989, Mr. Levine was president of VTX Electronics, a distributor of electronic networking products, and, from March 1986 to February 1988, he was a Managing Director of Ladenburg, Thalmann & Co. Inc., an investment banking firm.

        DR. MICHAEL A. SCHWARTZ, a director of Andrx since November 1993, is currently Dean Emeritus and a Professor at the College of Pharmacy at the University of Florida having served as Dean of that college from April 1978 through May 1996.

        DR. MELVIN SHAROKY, a director of Andrx since November 1995, has been the President and a director of Watson since July 1995 and the President and Chief Executive Officer of Circa since February 1993. From June 1988 to January, 1993, Dr. Sharoky was employed in various other executive capacities at Circa.

        The Company's Articles provide that the Board of Directors is divided into three classes and directors serve staggered three-year terms. Dr. Elliot F. Hahn, Elaine Bloom and Elliot Levine will hold office until the annual meeting of shareholders to be held in 1988, Alan P. Cohen and Dr. Melvin Sharoky will hold office until the 1999 annual meeting and Dr. Chih- Ming J. Chen, Irwin C. Gerson and Dr. Michael A. Schwartz will hold office until the 2000 annual meeting.

DIRECTOR COMPENSATION

        Non-employee directors do not receive cash compensation for their services, although they are each granted stock options under the Stock Incentive Plan to purchase 7,000 shares of Common Stock on June 1 of each year. The initial 7,000 share annual grants, which were made to existing non-employee directors on June 1, 1996, were adjusted based on prior options granted to give effect to prior periods of service. Each new non-employee director will be granted an option on the date such person becomes a director (the "Appointment Date") to purchase that number of shares equal to 7,000 multiplied by a fraction, the numerator of which is the number of full months between the Appointment Date and the following June 1, and the denominator of which is twelve. These options become exercisable in ten equal monthly installments (unless such director's term commences after June 1, in which case the options shall vest equally over the number of full months they serve as a director until the following June 1), beginning the first day of the month following the date of grant, provided the optionee has continuously served as a non-employee director. All options granted to employee directors are granted at fair market value on the date of the grant and expire ten years from the date of the grant. The following sets forth information with respect to options granted to non-employee directors under the Stock Incentive Plan.

                                   NUMBER OF
NAME OF OPTIONEE                    SHARES           EXERCISE PRICE          EXPIRATION DATE
----------------                   ----------        --------------          ---------------

Elaine Bloom....................     2,500                $3.00               May 12, 2003
                                     9,000                 6.50              August 7, 2004
                                     5,875                12.00               May 31, 2006
                                     7,000                23.00               May 31, 2007

Irwin C. Gerson.................     2,500                 3.00               May 12, 2003
                                     9,000                 6.50              August 7, 2004
                                     5,875                12.00               May 31, 2006
                                     7,000                23.00               May 31, 2007



                                      -42-



                                   NUMBER OF
NAME OF OPTIONEE                    SHARES           EXERCISE PRICE          EXPIRATION DATE
----------------                   ----------        --------------          ---------------

Elliot Levine...................     2,500                 8.00             January 23, 2004
                                     9,000                 6.50              August 7, 2004
                                     4,000                12.00               May 31, 2006
                                     7,000                23.00               May 31, 2007

Michael Schwartz, Ph.D..........     2,500                 3.00               May 12, 2003
                                     9,000                 6.50              August 7, 2004
                                     5,875                12.00               May 31, 2006
                                     7,000                23.00               May 31, 2007

Melvin Sharoky, M.D.............     2,500                11.00             November 11, 2005
                                     5,750                12.00               May 31, 2006
                                     7,000                23.00               May 31, 2007


INDEMNIFICATION AGREEMENTS

        The Company has entered into an indemnification agreement with each of its directors and executive officers. Each indemnification agreement provides that the Company will indemnify such person against certain liabilities (including settlements) and expenses actually and reasonably incurred by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of the Company, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning compensation for 1995 and 1996 received by the Chief Executive Officer (the "CEO") and the four most highly compensated other executive officers whose annual salary and bonus exceeded $100,000 for 1996 (collectively with the CEO, the "Named Executive Officers").


                                                                                          LONG TERM
                                                ANNUAL COMPENSATION                      COMPENSATION
                                                -------------------                      ------------
                                                                                          SECURITIES
                                       FISCAL                         OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION             YEAR     SALARY      BONUS    COMPENSATION       OPTIONS(#)(1)
---------------------------            ------    ------      -----    ------------       -------------

Alan P. Cohen                           1996    $141,900    $50,000     $18,000(2)            --
   Chairman of the Board and CEO        1995     124,250      --         10,601(2)            --

Elliot F. Hahn, Ph.D.                   1996     141,900    45,000       19,900(2)            --
   President                            1995     124,250      --         13,371(2)            --

Chih-Ming J. Chen, Ph.D.                1996     141,900    45,000       19,400(2)            --
   Vice President and Chief Scientist   1995     124,250   108,500(3)    14,909(2)            --

Scott Lodin                             1996     137,500    25,000        3,500(4)           7,500
   Vice President, General Counsel      1995     111,817      --            --              10,000
   and Secretary

Randy Glover                            1996     107,700    37,500          --              50,000
   Vice President of Manufacturing
     Operations(5)


---------------

(1) Represents options to purchase Common Stock granted to the Named Executive Officer under the Stock Incentive Plan.
(2) Represents an automobile allowance, premiums for a $1 million life insurance policy (the beneficiary of which is designated by the Named Executive Officer), certain medical expense reimbursements and the premiums for a disability policy (other than for Mr. Cohen), the beneficiary of which is designated by the Named Executive Officer.
(3) Represents compensation to Dr. Chen arising from the forgiveness of an interest-bearing loan made by the Company to Dr. Chen. See "Certain Transactions--Transactions with Dr. Chen."
(4) Represents reimbursement for medical insurance.
(5) Mr. Glover joined the Company as Vice President of Manufacturing Operations in March 1996.


EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Company is party to an employment agreement with each of Mr. Cohen, Dr. Hahn and Dr. Chen. Under the employment agreements, Mr. Cohen, Dr. Hahn and Dr. Chen are also entitled to such bonuses and increases as may be awarded by the Board of Directors. The employment agreements, which expire in February 1998, currently provide for a base salary of $200,000. Each agreement includes confidentiality and non-competition provisions.

    The Company is also party to an employment agreement with Mr. Malahias, its Vice President and Chief Financial Officer, which expires in February 2001. Mr. Malahias currently receives a base salary of $132,000 per year. The agreement provides that if Mr. Malahias' employment is terminated by the Company without cause, Mr. Malahias may receive a lump sum payment up to $90,000. Other amounts are payable in the event Mr. Malahias' employment is terminated pursuant to a change of control of the Company. The agreement also includes provisions regarding confidentiality and non-solicitation.

    The Company has an agreement with Mr. Lodin which provides that in the event Mr. Lodin's employment is terminated by the Company without cause prior to December 31, 1998. Mr. Lodin will receive a lump-sum payment equal to 100% of his then annual compensation. Mr. Lodin is also party to a confidentiality agreement with Andrx.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning individual grants of stock options made during Fiscal 1996 to any of the Named Executive Officers.

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE OF ASSUMED
                                                                                       ANNUAL RATES OF
                                                                                         STOCK PRICE
                                                                                       APPRECIATION FOR
             NUMBER OF SECURITIES  % OF TOTAL OPTIONS    EXERCISE OR                     OPTION TERMS
               UNDERLYING OPTIONS GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION      ---------------
                     GRANTED        IN FISCAL YEAR        ($/SH)         DATE          5%       10%(1)
                 --------------     --------------        ------         ----          --       ---

Scott Lodin.........   7,500             2.0%            $11.00    April 3, 2006     $134,384  $213,984
Randy Glover........  50,000            13.2              11.00   March 10, 2006      737,053   974,359

--------------
(1) Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the assumed rates stated on such price through the expiration date of the options. Amounts shown represent hypothetical gains that could be achieved for the options if exercised at the end of the term. These amounts have been determined on the basis of assumed rates of appreciation mandated by the Commission and do not represent the Company's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Common Stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes.

STOCK OPTIONS HELD AT END OF FISCAL 1996

      The following table indicates the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1996. No options were exercised by any of the Named Executive Officers during Fiscal 1996.

                                NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED                   IN-THE-MONEY
                             OPTIONS AT FISCAL YEAR-END          OPTIONS AT FISCAL YEAR-END

                            EXERCISABLE    UNEXERCISABLE       EXERCISABLE(1)   UNEXERCISABLE(1)
                            -----------    -------------       --------------   ----------------

Chih-Ming J. Chen, Ph.D.        200,000          --             $1,925,000            --
Scott Lodin...............       22,500        25,000           $  184,688        $186,250
Randy Glover..............        --           50,000                 --          $256,250

---------------
(1)  Based on a fair market value of $16.125 per share at December 31, 1996.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        There were no compensation committee interlocks and insider participation in executive compensation decisions during 1996.

STOCK INCENTIVE PLAN

        Under the Company's 1993 Stock Incentive Plan, as amended, 2,000,000 shares of Common Stock are currently reserved for issuance upon exercise of options, stock appreciation rights, restricted stock awards, deferred stock awards and performance unit awards. The Stock Incentive Plan is designed to serve as an incentive for retaining qualified and competent employees, non-employee directors and consultants.

        The Compensation Committee of the Company's Board of Directors administers and interprets the Stock Incentive Plan and is authorized to grant options and other awards thereunder to all eligible employees of and consultants to the Company, including officers and directors of the Company. The Stock Incentive Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-statutory stock options. Options can be granted under the Stock Incentive Plan on such terms and at such prices as determined by the Compensation Committee, except for the per share exercise price of incentive stock options which will not be less than the fair market value of the Common Stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will be not less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Stock Incentive Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit, calculated at the time of grant.

        Options granted under the Stock Incentive Plan will be exercisable after the period or periods specified in the option agreement. Options granted under the Stock Incentive Plan are not exercisable after the expiration of ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution.

        In addition to stock options, the Stock Incentive Plan provides for awards of stock appreciation rights, restricted stock, deferred stock and performance units. The Stock Incentive Plan also authorizes the Company to make loans to recipients of stock options or restricted stock awards to enable them to exercise their options or purchase their stock and to make payments to participants to offset the amount of federal, state, local and other taxes payable with respect to receipt of an award.

        As of the date of this Prospectus, the Company has outstanding options under the Stock Incentive Plan to purchase an aggregate of 1,306,488 shares of Common Stock at exercise prices ranging from $3.00 to $38.75, all of which are non-statutory stock options.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DR. CHEN

        In November 1992, the Company entered into an agreement with Dr. Chih-Ming J. Chen and ASAN Labs, Inc., his wholly-owned company ("ASAN"), pursuant to which the Company acquired equipment from ASAN and certain patent rights and "know how" owned by Dr. Chen. Dr. Chen assigned to the Company a portion of a royalty payable to him pursuant to a separate agreement in principle he had entered into with a pharmaceutical manufacturer. In consideration for the foregoing, the Company issued to Dr. Chen 1,737,450 shares of Common Stock. The terms of the transaction were determined by negotiation between Dr. Chen and the Company. ASAN's and Dr. Chen's cost for the equipment, patent rights and "know how" purchased by the Company was approximately $100,000. In February 1993, the Company also made a non- interest bearing advance of $50,000 to Dr. Chen with no specified maturity date and at such time the agreement in principle between Dr. Chen and the pharmaceutical manufacturer was terminated. In consideration for his agreeing to terminate this agreement, the Company entered into a new royalty agreement (the "February 1993 Agreement") with Dr. Chen which provided for payment to Dr. Chen of royalties of 33% of the Company's net profits related to its bioequivalent version of Cardizem/registered trademark/ CD and 3.33% of the Company's net operating revenues related to its generic version of Seldane D(R). In March 1994, the Company and Dr. Chen entered into an amendment (the "March 1994 Agreement") to the February 1993 Agreement to reduce the amount of royalties relating to these products to be paid to Dr. Chen. Under the terms of the March 1994 Agreement, Dr. Chen will receive 3.33% of the net revenues received by the Company from sales of these products, less, in the case of the generic version of Seldane D(R), the Company's investment in this product. Under the terms of the March 1994 Agreement, the Company also (i) paid Dr. Chen $50,000; (ii) canceled his obligation to repay the $50,000 advance; and (iii) agreed to recommend to the Compensation Committee that Dr. Chen be paid a bonus upon each of the filing of an ANDA relating to the Company's bioequivalent version of Cardizem/registered trademark/ CD and FDA approval of the ANDA. In August 1994, the bonus arrangement was modified to provide Dr. Chen with a $100,000 loan and to grant to Dr. Chen ten-year options under the Stock Incentive Plan to purchase 200,000 shares of Common Stock, which options are fully vested. These options were granted at an exercise price of $6.50 per share, representing the fair market value on the date of grant. In March 1996, following the filing of an ANDA relating to the Company's bioequivalent version of Dilacor XR /trademark/, the Compensation Committee of the Board of Directors agreed to forgive Dr. Chen's indebtedness to the Company.

TRANSACTIONS WITH CORNER DRUGSTORE

        Alan P. Cohen and certain members of his family control Corner Drugstore, a privately- held retail drugstore chain, which also is a shareholder and customer of the Company. Sales to Corner Drugstore and its affiliates, which are made on an arm's length basis accounted for less than 3%, 1% and 1% of the Company's revenues during the years ended December 31, 1994, 1995 and 1996, respectively. Corner Drugstore filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 1994, at which time the Company was owed approximately $410,000 by Corner Drugstore for products sold to it by the Company. This receivable was not collected and was written off by the Company.

TRANSACTIONS WITH WATSON

        In July 1994, the Company and Circa, which was subsequently acquired by Watson, established the ANCIRC joint venture. The terms of the ANCIRC joint venture are described in "Business--Collaborative Arrangements--ANCIRC Joint Venture," except that when established, ANCIRC was owned 60% by Andrx and 40% by Watson. In connection with the establishment of ANCIRC, the Company sold to Watson, for aggregate consideration of $6.0 million, (i) 33,708 shares of Preferred Stock, which in accordance with its terms, converted into 674,160 shares of Common Stock on April 30, 1995 and (ii) the Watson Warrants to purchase 337,079 shares of Common Stock exercisable through July 1999 at a price equal to the lesser of $8.90 or the offering price per share of shares sold in an initial public offering.

        In August 1995, Watson purchased an additional 90,909 shares of Common Stock from the Company at a price of $11.00 per share and Watson was granted a two-month option to purchase no less than 818,182 nor more than 1,454,545 shares of Common Stock from the Company, Mr. Cohen, trusts for the benefit of Dr. Hahn's children (the "Trusts") and Dr. Chen at a price of $11.00 per share (with no more than 181,818 shares being sold by selling shareholders. Watson exercised such option in October 1995 and in December 1995 purchased 1,144,903 shares from the Company, 63,636 shares from Mr. Cohen, 54,546 shares from the Trusts, and 63,636 shares from Dr. Chen, for a total of 1,326,721 shares of Common Stock. In connection with the exercise of the option by Watson, the ANCIRC joint venture agreement was amended to provide that the Company and Watson would agree on two additional product candidates to be developed by ANCIRC, and to restructure the respective interests of the Company and Watson in ANCIRC so that ANCIRC became a 50/50 joint venture.

        In June 1997, Watson purchased an additional 150,000 shares of Common Stock from the Company and 450,000 shares from Andrx's founders at a price of $25.50 per share, the closing price of the Common Stock on the business date prior to the sale. Watson also entered into a standstill agreement with the Company pursuant to which it agreed, among other matters, not to acquire more than a 25% equity interest in the Company or engage in certain transactions with the Company (including a merger), prior to June 13, 2000, without the prior approval of the Company's Board of Directors.

        The Company has also granted Watson certain demand and piggyback registration rights under the Securities Act with respect to the shares of Common Stock held by Watson and the shares underlying the Watson Warrants, which rights became exercisable commencing June 1997. See "Shares Eligible for Future Sale."

APPROVAL OF AFFILIATED TRANSACTIONS

        No further transactions between the Company and its executive officers, directors, principal shareholders or their affiliates are contemplated. The Company has adopted a policy that any transactions between the Company and its executive officers, directors, principal shareholders or their affiliates take place on an arms-length basis and require the approval of a majority of the independent directors of the Company.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus by
(i) each of the shareholders of the Company owning more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group:


                                                    NUMBER OF SHARES
                                                  BENEFICIALLY OWNED (2)    PERCENTAGE OF CLASS
                                                  ----------------------    -------------------

Alan P. Cohen(3)................................      1,588,847                    10.6%
Elliot F. Hahn, Ph.D.(4)........................        982,907                     6.6
Chih-Ming J. Chen, Ph.D.(5).....................      1,681,429                    11.1
Scott Lodin(6)..................................         40,000                      *
Elaine Bloom(7).................................         21,975                      *
Irwin C. Gerson(8)..............................         24,575                      *
Elliot Levine(9)................................         29,320                      *
Michael A. Schwartz, Ph.D.(10)..................         21,575                      *
Melvin Sharoky, M.D.(11)........................         18,280                      *
All directors and executive officers
as a group (11 persons)(12).....................      4,438,708                    28.9

5% OR GREATER HOLDERS

Watson Pharmaceuticals, Inc.(13)
311 Bonnie Circle
Corona, CA 91720................................      3,028,869                    19.8


-------------------------

*    less than 1%

(1) Except as indicated, the address of each person named in the table is c/o Andrx, 4001 Southwest 47th Avenue, Fort Lauderdale, Florida 33314.

(2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed, which include shares of Common Stock that such persons have the right to acquire a beneficial interest within 60 days from the date of this Prospectus.

(3) Includes 15,625 shares held by Mr. Cohen, 4,875 shares of Common Stock held jointly by Mr. Cohen and his spouse, and 1,568,347 shares held in family limited partnerships.

(4) Includes 583,045 shares of Common Stock held by Dr. Hahn and 399,502 shares of Common Stock held in trusts for the benefit of Dr. Hahn's children.

(5) Includes 39,121 shares held by Dr. Chen, 242,308 shares held in a family limited partnership, 1,200,000 shares of Common Stock held by a limited partnership for which Dr. Chen is an officer of the corporate general partner, and 200,000 shares of Common Stock issuable upon the exercise of stock options.

(6) Includes 37,500 shares of Common Stock issuable upon the exercise of stock options.

(7) Includes 19,075 shares of Common Stock issuable upon the exercise of stock options.

(8) Includes 21,575 shares of Common Stock issuable upon the exercise of stock options.

(9) Represents 7,620 shares of Common Stock held jointly with Mr. Levine's spouse; 2,000 shares of Common Stock issuable upon the exercise of Investor Warrants held jointly with Mr. Levine's spouse; and 19,700 shares of Common Stock issuable upon the exercise of stock options.

(10) Represents 21,575 shares of Common Stock issuable upon exercise of stock options.

(11) Includes 12,450 shares of Common Stock issuable upon exercise of stock options and 830 shares of Common Stock held by Dr. Sharoky as custodian for his minor children. Does not include shares of Common Stock beneficially owned by Watson, in which shares Dr. Sharoky, the President and a director of Watson, disclaims beneficial ownership.

(12) Includes the shares of Common Stock described in notes (3) through (5) and
     (9); 333,875 shares of Common Stock issuable upon the exercise of the stock options and warrants described in notes (5) through (11); 6,000 shares of Common Stock and 13,000 shares of Common Stock issuable upon exercise of stock options held by Randy Glover, the Company's Vice President of Manufacturing Operations; and 2,000 shares of Common Stock and 8,000 shares of Common Stock issuable upon the exercise of stock options held by Angelo
     C. Malahias, the Company's Vice President of Finance and Chief Financial Officer; and 800 shares of Common Stock held by Mr. Malahias as custodian for his minor children.

(13) Includes 337,079 shares of Common Stock issuable upon the exercise of the Watson Warrants.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each Selling Shareholder as of the date of this Prospectus, based on information made available to the Company by the Selling
Shareholders:


                                                                           NUMBER OF SHARES              PERCENTAGE OF CLASS
     NAME OF                    NUMBER OF SHARES     NUMBER OF SHARES     BENEFICIALLY OWNED             -------------------
SELLING SHAREHOLDER           BENEFICIALLY OWNED(1)  TO BE REGISTERED    AFTER THE OFFERING(2)   BEFORE OFFERING    AFTER OFFERING
-------------------           ---------------------  ----------------    ---------------------   ---------------    --------------

Clarke and Barbara S. Adams        22,480(3)              22,480(3)                0                       *            0%

Raymond M. Allard                  11,240                 11,240                   0                       *            0%

Edward E. and Marta L. Bao          5,620                  5,620                   0                       *            0%

Bedford Falls Investors, Inc.       2,810(4)               2,810(4)                0                       *            0%

David and Maria N. Bernard          2,810                  2,810                   0                       *            0%

Richard M. Binder                   8,430(6)               8,430(6)                0                       *            0%

E. Wayne Boland                     5,000(7)               5,000(7)                0                       *            0%

Evelyn B. Brown                     2,810(4)               2,810(4)                0                       *            0%

G. Thomas Catalona                  2,810(4)               2,810(4)                0                       *            0%

Robert J. Cohen                    11,240(3)              11,240(3)                0                       *            0%

Sidney Devorsetz                    2,248(8)               2,248(8)                0                       *            0%

Sheldon Drobny                      5,620(5)               5,620(5)                0                       *            0%

Craig W. Effron                     7,868                  7,868                   0                       *            0%

Donald B. Feinsod, M.D.             5,620(5)               5,620(5)                0                       *            0%

James C. Gale and
Judith S. Haselton                 22,430(3)              22,430(3)                0                       *            0%

Bonnie Gershman Geller IRA          2,810(4)               2,810(4)                0                       *            0%

William J. Gilberti, Jr.            2,248(8)               2,248(8)                0                       *            0%

Michael Gironta                     7,430(10)              7,430(10)               0                       *            0%

Ira Goodman                         5,620(4)               5,620(4)                0                       *            0%

Parry F. and Ivy Goodman           27,906(5)              11,240(5)           16,666                       *             *

Charles and Donna Greenberg         5,000                  5,000                   0                       *            0%

Gruntal & Co., Incorporated        53,584(11)             53,584(11)               0                       *            0%

Joseph Haddad                      11,240                  5,620               5,620                       *            0%

Rose Haddad                        11,240                  5,620               5,620                       *            0%

David T. Harrington                 5,620(4)               5,620(4)                0                       *            0%

Joshua H. Heintz                    2,248(8)               2,248(8)                0                       *            0%

Lionel G. Hest                      5,115                  5,115                   0                       *            0%


                                      -51-



                                                                           NUMBER OF SHARES              PERCENTAGE OF CLASS
     NAME OF                    NUMBER OF SHARES     NUMBER OF SHARES     BENEFICIALLY OWNED             -------------------
SELLING SHAREHOLDER           BENEFICIALLY OWNED(1)  TO BE REGISTERED    AFTER THE OFFERING(2)   BEFORE OFFERING    AFTER OFFERING
-------------------           ---------------------  ----------------    ---------------------   ---------------    --------------

Dean G. and Henrietta J. Holefca,   5,620                  5,620                   0                       *            0%
  JTWROS

Victor Ianno                        2,248(8)               2,248(8)                0                       *            0%

Steven B. Kase                      5,620                  5,620                   0                       *            0%

Adam Katz                           2,000                  2,000                   0                       *            0%

David H. Katz                       1,000                  1,000                   0                       *            0%

Philip Katz                        47,000                 47,000                   0                       *            0%

Elliot Levine                      28,120(12)(13)          7,620(12)          20,500                       *             *

Steven J. Levinson                 22,480(3)              22,480(3)                0                       *            0%

Thomas B. Low As Trustee for Low
Family Trust Under Agreement
of Trust                           11,240(5)              11,240(5)                0                       *            0%

Paul E. and Ruth E. Nicholson      22,480(14)             22,480(14)               0                       *            0%

Dr. Andrew J. Potts                11,240(3)              11,240(3)                0                       *            0%

Richardson Pratt, Jr.              11,240(5)              11,240(5)                0                       *            0%

Oliver Price                        2,810(4)               2,810(4)                0                       *            0%

Robert J. Reardon                  16,860(15)             16,860(15)               0                       *            0%

Edward M. Reardon                  14,050(16)             14,050(16)               0                       *            0%

Barry Richter                      11,240(5)              11,240(5)                0                       *            0%

Ridgeland Co.                       2,810                  2,810                   0                       *            0%

Ronald Ross                         3,810(4)               3,810(4)                0                       *            0%

Robert Sablowsky                    1,010                  1,010                   0                       *            0%

Lois Mettler and Carroll Saks       2,810                  2,180                   0                       *            0%

Lois Mettler and Carroll Saks
Trustees for Aaron A. Alfred        5,620(4)               5,620(4)                0                       *            0%

David and Caroll Saks              22,480                 11,240              11,240                       *            0%

Lynn H. Smith                       2,248(8)               2,248(8)                0                       *            0%

Arthur Steinberg                    5,620(4)               5,620(4)                0                       *            0%

Francis D. Stinziano                2,248(8)               2,248(8)                0                       *            0%

Walter F. Toombs                   22,480(5)              22,480(5)                0                       *            0%

David Ward                         11,240(3)              11,240(3)                0                       *            0%



                                      -52-



                                                                           NUMBER OF SHARES              PERCENTAGE OF CLASS
     NAME OF                    NUMBER OF SHARES     NUMBER OF SHARES     BENEFICIALLY OWNED             -------------------
SELLING SHAREHOLDER           BENEFICIALLY OWNED(1)  TO BE REGISTERED    AFTER THE OFFERING(2)   BEFORE OFFERING    AFTER OFFERING
-------------------           ---------------------  ----------------    ---------------------   ---------------    --------------

Jack Weinstein                      2,810                  2,810                   0                       *            0%

Donald Wessel                       2,810(4)               2,810(4)                0                       *            0%


------------------------
*    Less than 1%.

(1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed. Includes shares of Common Stock that such persons have the right to acquire a beneficial interest in within 60 days from December 6, 1996, including shares of Common Stock issuable upon exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants.

(2) Assumes that all shares of Common Stock registered for the account of the Selling Shareholders are sold.

(3)  Includes 11,240 shares of Common Stock issuable upon exercise of Warrants.

(4)  Includes 2,810 shares of Common Stock issuable upon exercise of Warrants.

(5)  Includes 5,620 shares of Common Stock issuable upon exercise of Warrants.

(6) Of such shares of Common Stock, 5,620 Shares are held by a Keough account established for the benefit of Mr. Binder.

(7)  Includes 5,000 shares of Common Stock issuable upon exercise of Warrants.

(8)  Includes 1,124 shares of Common Stock issuable upon exercise of Warrants.

(9)  Includes 3,934 shares of Common Stock issuable upon exercise of Warrants.

(10) Includes 4,215 shares of Common Stock issuable upon exercise of Warrants.

(11) Represents shares of Common Stock issuable upon exercise of an option to purchase 9,916 shares of Common Stock and warrants to purchase additional shares of Common Stock. Does not include shares of Common Stock held of record in the accounts of Gruntal & Co. Incorporated ("Gruntal") for the benefit of its customers and, with respect to such shares, Gruntal disclaims beneficial ownership.

(12) Mr. Levine is a director of the Company. Includes 2,000 shares of Common Stock issuable upon exercise of Warrants.

(13) Includes 15,500 shares of Common Stock issuable upon exercise of options.

(14) Includes 22,480 shares of Common Stock issuable upon exercise of Warrants.

(15) Includes 10,000 shares of Common Stock issuable upon exercise of Warrants.

(16) Includes 14,050 shares of Common Stock issuable upon exercise of Warrants.

(17) Includes 16,860 shares of Common Stock issuable upon exercise of Warrants.

                            DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, par value $.001 per share, 14,765,808 shares of which are presently outstanding and (ii) 1,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), none of which are outstanding.

COMMON STOCK

    Subject to the rights of the holders of any Preferred Stock that may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of Preferred Stock so issued could have priority over the Common Stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. The Company has no present plans to issue shares of Preferred Stock.

INVESTOR WARRANTS, AGENT'S OPTIONS AND AGENT'S WARRANTS

    Each Investor Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $7.25 per share at any time through December 1998. The Investor Warrants are non-transferrable. Each Agent's Option entitles the holder thereof to purchase one share of Common Stock and one Agent's Warrant at an exercise price of $8.90 at any time through December 1998. The Agent's Warrants are identical to the Investor Warrants.

    The number of shares of Common Stock issuable upon exercise of the Investor Warrants, the Agent's Option and the Agent's Warrants and the exercise prices of such securities are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits and reorganizations. There will be no adjustment for the payment of any cash dividends by the Company on its Common Stock.

CERTAIN FLORIDA LEGISLATION

    Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33-1/3% of all voting power; (ii) at least 33-1/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, the Company's Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties, and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

    Certain provisions of the Articles and Bylaws of the Company may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in the Company's Articles or Bylaws without the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

    CLASSIFIED BOARD OF DIRECTORS. The Articles and Bylaws provide for the Board of Directors to be divided into three classes serving staggered terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles and Bylaws also provide that directors may only be removed for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote. These provisions, when coupled with the provision of the Articles and Bylaws authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

    SPECIAL MEETING OF SHAREHOLDERS, PROHIBITION OF ACTION BY UNANIMOUS CONSENT. The Articles and Bylaws prohibit the taking of shareholder action by written consent without a meeting and provide that special meetings of shareholders of the Company be called only by a majority of the Board of Directors, the Company's Chief Executive Officer or holders of not less than one- third of the Company's outstanding voting stock.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever is first. The Bylaws also specify certain requirements as to the content and form of a shareholder's notice. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

    AMENDMENT OF BYLAWS. Except for the provisions identified above requiring a two-thirds vote of the outstanding shares to alter, amend or repeal, the Bylaws may only be altered, amended or repealed by the Board or the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company.

TRANSFER AGENT

    The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

WARRANT AGENT

    The Company acts as warrant agent for the Investor Warrants, the Agent's Option and the Agent's Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

    The Company has 14,765,808 shares of Common Stock outstanding. Of these shares, 8,687,691 shares are deemed to be "restricted securities" as such term is defined under Rule 144 promulgated pursuant to the Securities Act.

    In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly reported volume of trading of the Common Stock on The Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. An "affiliate" of the Company, as such term is defined in Rule 144 (an "Affiliate") may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

    Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     Of the Company's 8,687,691 shares which are deemed to be "restricted securities", 7,197,320 shares are presently eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions contained therein. The remaining 1,353,125 restricted shares will become eligible for sale subject to the restrictions of Rule 144 by June 1998, substantially all of which shares are subject to certain demand and piggy back registration rights which may permit their earlier sale. Notwithstanding the foregoing, the holder of 730,000 of such restricted shares has agreed not to sell or transfer or otherwise dispose of such shares prior to June 1998 without prior consent of the Company. As of the date of this Prospectus, options and warrants to purchase 1,663,399 shares of Common Stock are issued and outstanding including the Investor Warrants, the Agent's Option and the Agent's Warrants. The shares of Common Stock issuable upon exercise of such securities are either registered pursuant to the Registration Statement of which this Prospectus forms a part or are subject to certain demand and piggy-back registration rights.

    The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION

    The Selling Shareholders may sell the Common Stock offered hereby for their own accounts in open market or block transactions or otherwise in accordance with the rules of The Nasdaq National Market, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders of the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of shares of Common Stock offered hereby, the Selling Shareholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of such Common Stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by the Selling Shareholders that there currently are no underwriting arrangements with respect to the sale of the shares of Common Stock. To the extent required, the specific shares of Common Stock to be sold, names of the Selling Shareholders, purchase price, public offering price, names of any such broker-dealer or selling agent and any applicable discount or commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

    The Company has agreed to defray certain of the expenses of the offering made hereby by the Selling Shareholders and to indemnify them against certain liabilities arising under the Securities Act.

    Pursuant to the provisions under the Exchange Act and the rules and regulations thereunder, any person engaged in a distribution of the Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Shareholders.

                                  LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                     EXPERTS

    The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in this offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by reference to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.


                       ANDRX CORPORATION AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS
                                                                                         PAGE
                                                                                         ----
CONSOLIDATED FINANCIAL STATEMENTS OF ANDRX CORPORATION AND SUBSIDIARIES:

Report of Independent Certified Public Accountants...................................    F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996,
    and June 30, 1997 (unaudited)....................................................    F-3

Consolidated Statements of Operations
    for the years ended December 31, 1994, 1995 and 1996,
    and the six months ended June 30, 1996 and 1997 (unaudited)......................    F-4

Consolidated Statements of Shareholders' Equity
    for the years ended December 31, 1994, 1995 and 1996,
    and the six months ended June 30, 1996 and 1997 (unaudited)......................    F-5

Consolidated Statements of Cash Flows
    for the years ended December 31, 1994, 1995 and 1996,
    and the six months ended June 30, 1996 and 1997 (unaudited)......................    F-6

Notes to Consolidated Financial Statements...........................................    F-7

FINANCIAL STATEMENTS OF ANCIRC:

Report of Independent Certified Public Accountants...................................   F-16

Balance Sheets as of December 31, 1995 and 1996,
    and June 30, 1997 (unaudited)....................................................   F-17

Statements of Operations
    for the period from inception (July 8, 1994) to December 31, 1994, the years ended December 31, 1995 and 1996, the cumulative period from inception (July
    8, 1994) to December 31, 1996, and the six months ended June 30, 1996 and
    1997 and the cumulative period from inception (July 8, 1994) to June 30,
    1997 (unaudited).................................................................   F-18

Statements of Partners' Deficit
    for the period from inception (July 8, 1994) to December 31, 1994 and the years ended December 31, 1995 and 1996, and the six months
    ended June 30, 1997 (unaudited)..................................................   F-19

Statements of Cash Flows
    for the period from inception (July 8, 1994) to December 31, 1994, the years ended December 31, 1995 and 1996, the cumulative period from inception (July
    8, 1994) to December 31, 1996, and the six months ended June 30, 1996 and
    1997 and the cumulative period from inception (July 8, 1994) to June 30,
    1997 (unaudited).................................................................   F-20

Notes to Financial Statements........................................................   F-21



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders of
Andrx Corporation:

We have audited the accompanying consolidated balance sheets of Andrx Corporation and subsidiaries (a Florida corporation) as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andrx Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
   February 14, 1997.


                              ANDRX CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,             JUNE 30,
                                                                           ----------------------------    ------------
                                                                               1995            1996            1997
                                                                           ------------    ------------    ------------
                                                                                                            (UNAUDITED)
                                                                                                           ------------
                                     ASSETS
Current assets
   Cash and cash equivalents                                               $ 13,841,400    $  3,427,500    $  7,787,000
   Investments available for sale                                                  --        26,892,000      34,207,600
   Accounts receivable, net allowances of $574,200,
      $969,800 and $1,050,000 (unaudited) as of December 31,
      1995 and 1996, and June 30, 1997, respectively                          8,263,400      13,501,900      16,091,100
   Due from joint venture, net                                                  488,500         314,100         172,300
   Inventories                                                                9,502,000      12,240,400      20,143,600
   Prepaid and other current assets                                             130,500         461,100         862,500
                                                                           ------------    ------------    ------------
      Total current assets                                                   32,225,800      56,837,000      79,264,100
Property and equipment, net                                                   3,831,100       9,724,600      14,078,300
Other assets                                                                     91,800          74,700          85,900
                                                                           ------------    ------------    ------------

      Total assets                                                         $ 36,148,700    $ 66,636,300    $ 93,428,300
                                                                           ============    ============    ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable                                                        $  9,860,000    $ 13,839,100    $ 17,225,400
   Accrued liabilities                                                        1,724,200       3,374,000       4,283,300
   Bank loan                                                                  6,077,500       6,460,900       8,727,200
   Notes payable                                                                 23,500         102,300            --
   Commitment to joint venture, net                                             139,000          98,400         104,200
                                                                           ------------    ------------    ------------
      Total current liabilities                                              17,824,200      23,874,700      30,340,100
                                                                           ------------    ------------    ------------

Commitments and contingencies (Notes 8 and 13)

Shareholders' equity
   Convertible preferred stock; $0.001 par
      value, 1,000,000 shares authorized; none
      issued and outstanding as of
      December 31, 1996 and 1995, and June 30, 1997 (unaudited)                    --              --              --
   Common stock; $0.001 par value, 25,000,000
      shares authorized; 10,727,100 and 13,417,500, and
      14,673,100 (unaudited) shares issued and outstanding
      as of December 31, 1995 and 1996, and June 30, 1997,
      respectively                                                               10,700          13,400          14,700
   Additional paid-in capital                                                28,795,000      57,252,700      81,266,800
   Accumulated deficit                                                      (10,481,200)    (14,508,900)    (18,172,500)
   Unrealized gain (loss) on investments available
      for sale                                                                     --             4,400         (20,800)
                                                                           ------------    ------------    ------------
      Total shareholders' equity                                             18,324,500      42,761,600      63,088,200
                                                                           ------------    ------------    ------------

      Total liabilities and shareholders' equity                           $ 36,148,700    $ 66,636,300    $ 93,428,300
                                                                           ============    ============    ============


           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                              ANDRX CORPORATION AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                    SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                        JUNE 30,
                                               --------------------------------------------    ----------------------------
                                                   1994            1995            1996            1996            1997
                                               ------------    -----------     ------------    ------------    ------------
                                                                                                       (UNAUDITED)
Revenues
   Distribution revenues, net                   $25,915,500    $50,467,800     $ 86,720,800    $ 37,776,400    $ 63,220,800
   Research and development
      services to joint venture                     375,300       2,528,700       2,205,900       1,554,800         690,900
   Licensing revenues                               155,500         165,000          50,000            --              --
                                               ------------    ------------    ------------    ------------    ------------
Total revenues                                   26,446,300      53,161,500      88,976,700      39,331,200      63,911,700
                                               ------------    ------------    ------------    ------------    ------------

Cost of revenues
   Distribution                                  21,362,400      41,780,900      72,399,900      31,498,200      53,546,400
   Research and development
      services to joint venture                     375,300       2,528,700       2,205,900       1,554,800         690,900
                                               ------------    ------------    ------------    ------------    ------------
Total cost of revenues                           21,737,700      44,309,600      74,605,800      33,053,000      54,237,300
                                               ------------    ------------    ------------    ------------    ------------

Gross profit                                      4,708,600       8,851,900      14,370,900       6,278,200       9,674,400
                                               ------------    ------------    ------------    ------------    ------------

Operating expenses
   Selling, general and
      administrative                              5,389,800       8,647,200      13,177,900       5,840,000       8,753,900
   Research and development                       2,109,600       3,254,700       3,655,100       1,324,900       3,729,800
   Manufacturing overhead                              --              --              --              --           472,300
   Equity in losses of
      joint venture                                 315,800       1,839,700       2,010,900       1,031,200         763,400
                                               ------------    ------------    ------------    ------------    ------------
Total operating expenses                          7,815,200      13,741,600      18,843,900       8,196,100      13,719,400
                                               ------------    ------------    ------------    ------------    ------------

Loss from operations                             (3,106,600)     (4,889,700)     (4,473,000)     (1,917,900)     (4,045,000)

Interest expense                                   (104,300)       (636,200)       (764,900)       (281,700)       (341,400)
Interest income                                     121,800         249,800       1,210,200         314,700         722,800
Other income (expense), net                         (15,400)         89,100            --              --              --
                                               ------------    ------------    ------------    ------------    ------------

Net loss                                       $ (3,104,500)   $ (5,187,000)   $ (4,027,700)   $ (1,884,900)   $ (3,663,600)
                                               ============    ============    ============    ============    ============

Net loss per share                             $      (0.35)   $     (0.55)    $      (0.33)   $      (0.17)   $      (0.27)
                                               ============    ============    ============    ============    ============


Weighted average shares of
   common stock outstanding                       8,758,400      9,446,800      12,148,000      10,952,600      13,640,700
                                               ============    ============    ============    ============    ============










                The accompanying notes to consolidated financial
              statements are an integral part of these statements.


                              ANDRX CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                            CONVERTIBLE
                                          PREFERRED STOCK            COMMON STOCK            ADDITIONAL
                                         -----------------    --------------------------      PAID-IN
                                          SHARES    AMOUNT      SHARES           AMOUNT       CAPITAL
                                         --------   ------    -----------       --------    ------------

Balance, January 1, 1994                 $      --   $  --      8,401,400       $  8,400    $  6,108,000
Shares of common stock issued
  in connection with private
  placement                                     --      --        147,200            100       1,242,300
Shares of convertible preferred
  stock issued in connection with
  private placement                         33,700      --             --             --       6,000,000
Shares of common stock issued as
  payment for services                          --      --          5,000             --          32,500
Net loss                                        --      --             --             --              --
                                         =========   =====    ===========       --------    ------------
Balance, December 31, 1994                  33,700      --      8,553,600          8,500      13,382,800
Shares of common stock issued
  in connection with private
  placements                                    --      --      1,338,800          1,300     14,622,600
Shares of common stock issued in
  connection with conversion of
  shares of convertible preferred
  stock                                    (33,700)     --        674,200            700            (700)
Shares of common stock issued in
  connection with exercise of
  warrants                                      --      --        154,500            200         772,300
Shares of common stock issued in
  connection with exercise of
  stock options                                 --      --          6,000             --          18,000
Net loss                                        --      --             --             --              --
                                         =========   =====    ===========       --------    ------------
Balance, December 31, 1995                      --      --     10,727,100         10,700      28,795,000

Shares of common stock issued in
  connection with initial public
  offering                                      --      --      2,530,000          2,500      27,427,700
Shares of common stock issued in
  connection with exercise of
  warrants                                      --      --         28,100             --         203,700
Shares of common stock issued in
  connection with exercise of stock
  options                                       --      --        132,300            200         826,300
Unrealized gain on investments
  available for sale                            --      --             --             --              --
Net loss                                        --      --             --             --              --
                                         =========   =====    ===========       --------    ------------
Balance, December 31, 1996                      --      --     13,417,500         13,400      57,252,700

Shares of common stock issued in
  connection with private placement
  (Unaudited)                                   --      --        880,000            900      21,341,600
Shares of common stock issued in
  connection with exercise of
  warrants (Unaudited)                          --      --        269,400            300       1,993,600
Shares of common stock issued in
  connection with exercise of stock
  options (Unaudited)                           --      --        106,200            100         678,900
Unrealized loss on investments
  available for sale (Unaudited)                --      --             --             --              --

Net loss, six months ended
June 30, 1997 (Unaudited)                       --      --             --             --              --
                                         ---------   -----    -----------       --------    ------------
Balance, June 30, 1997
(Unaudited)                                     --   $  --     14,673,100       $ 14,700    $ 81,266,800
                                         =========   =====    ===========       ========    ============


           The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                             UNREALIZED
                                                          GAIN (LOSS) ON
                                                             INVESTMENTS       TOTAL
                                           ACCUMULATED        AVAILABLE    SHAREHOLDERS'
                                             DEFICIT           FOR SALE      EQUITY
                                           ------------        --------    ------------

Balance, January 1, 1994                   $ (2,189,700)         $   --    $  3,926,700
Shares of common stock issued
  in connection with private
  placement                                          --              --       1,242,400
Shares of convertible preferred
  stock issued in connection with
  private placement                                  --              --       6,000,000
Shares of common stock issued as
  payment for services                               --              --          32,500
Net loss                                     (3,104,500)             --      (3,104,500)
                                           ------------        --------    ------------

Balance, December 31, 1994                   (5,294,200)             --       8,097,100
Shares of common stock issued
  in connection with private
  placements                                         --              --      14,623,900
Shares of common stock issued in
  connection with conversion of
  shares of convertible preferred
  stock                                              --              --              --
Shares of common stock issued in
  connection with exercise of
  warrants                                           --              --         772,500
Shares of common stock issued in
  connection with exercise of
  stock options                                      --              --          18,000
Net loss                                     (5,187,000)             --      (5,187,000)
                                           ------------        --------    ------------

Balance, December 31, 1995                  (10,481,200)             --      18,324,500

Shares of common stock issued in
  connection with initial public
  offering                                           --              --      27,430,200
Shares of common stock issued in
  connection with exercise of
  warrants                                           --              --         203,700
Shares of common stock issued in
  connection with exercise of stock
  options                                            --              --         826,500
Unrealized gain on investments
  available for sale                                 --           4,400           4,400
Net loss                                     (4,027,700)             --      (4,027,700)
                                           ------------        --------    ------------

Balance, December 31, 1996                  (14,508,900)          4,400      42,761,600

Shares of common stock issued in
  connection with private placement
  (Unaudited)                                        --              --      21,342,500
Shares of common stock issued in
  connection with exercise of
  warrants (Unaudited)                               --              --       1,993,900
Shares of common stock issued in
  connection with exercise of stock
  options (Unaudited)                                --              --         679,000
Unrealized loss on investments
  available for sale (Unaudited)                     --         (25,200)        (25,200)

Net loss, six months ended
June 30, 1997 (Unaudited)                    (3,663,600)             --     (3,663,600)
                                           ------------        --------    ------------

Balance, June 30, 1997
(Unaudited)                                $(18,172,500)       $(20,800)   $ 63,088,200
                                           ============        ========    ============


           The accompanying notes to consolidated financial statements are an integral part of these statements.


                              ANDRX CORPORATION AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                           SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                ---------------------------------         -----------------
                                                1994         1995            1996         1996       1997
                                                ----         ----            ----         ----       ----
                                                                                            (UNAUDITED)
Cash flows from operating activities
   Net loss                                 $(3,104,500)  $(5,187,000)   $(4,027,700)   $(1,884,900)$(3,663,600)
   Adjustments to reconcile net loss to
      net cash used in operating activities
      Depreciation and amortization             406,000       901,600      1,015,800        426,600     807,700
      Provisions for receivables, net           428,400       271,800        395,600        115,800      80,200
      Equity in losses of joint venture         315,800     1,839,700      2,010,900      1,031,200     763,400
      Contributions to joint venture           (300,000)   (1,200,000)    (2,505,500)    (1,255,500)   (700,000)
      Issuance of shares of common stock for
          payment of services                    32,500            --             --             --          --
      Cancellation of note receivable--employee      --       100,000             --             --          --
      Increase in accounts receivable        (2,977,100)   (3,939,600)    (5,634,100)    (1,744,800) (2,669,400)
      (Increase) decrease in due from
          joint venture                        (375,300)     (629,700)       628,400        328,200      84,200
      Increase in inventories                (2,313,000)   (5,909,000)    (2,738,400)      (633,000) (7,903,200)
      Increase in prepaid and other
          current assets                       (105,000)       (1,300)      (330,600)      (719,500)   (401,400)
      (Increase) decrease in other assets      (137,300)       79,300         17,100         46,300     (11,200)
      Increase in accounts payable and
          accrued liabilities                 2,520,900     6,429,600      5,628,900      3,936,600   4,295,600
      Increase (decrease) in unearned revenue    19,500      (115,000)            --             --          --
      Decrease in due to related party          (50,000)           --             --             --          --
                                             ----------    ----------     ----------    -----------  ----------
          Net cash used in operating
              activities                     (5,639,100)   (7,359,600)    (5,539,600)      (353,000) (9,317,700)
                                             ----------    ----------     ----------    -----------  ----------

Cash flows from investing activities
   Purchase of property and equipment        (2,721,000)   (1,525,100)    (6,909,300)    (2,331,600) (5,161,400)
   Purchase of investments available
     for sale, net                                   --            --    (26,887,600)   (14,518,200) (7,340,800)
   Disbursement of note receivable--related
     party                                     (200,000)           --             --             --          --
   Disbursement of note receivable
     --employee                                (100,000)           --             --             --          --
                                             ----------    ----------     ----------    -----------  ----------
          Net cash used in investing
            activities                       (3,021,000)   (1,525,100)   (33,796,900)  (16,849,800) (12,502,200)
                                             ----------    ----------     ----------    -----------  ----------
Cash flows from financing activities
   Proceeds from issuance of shares of common
      stock, net                              1,242,400    14,623,900     27,430,200    27,430,200   21,342,500
   Proceeds from issuance of shares of
      convertible preferred stock             6,000,000            --             --            --           --
   Proceeds from exercise of stock options
      and warrants                                   --       790,500      1,030,200        18,100    2,672,900
   Net borrowings (repayments) under bank
      loan                                    2,551,000     3,526,500        383,400    (1,658,900)   2,266,300
   Proceeds from notes payable                   36,100        30,100        501,900       501,900           --
   Payment on notes payable                     (93,800)      (90,700)      (423,100)      (61,600)    (102,300)
                                             ----------    ----------     ----------   -----------   ----------
          Net cash provided by financing
              activities                      9,735,700    18,880,300     28,922,600    26,229,700   26,179,400
                                              ---------    ----------     ----------    ----------   ----------

Net increase (decrease) in cash
   and cash equivalents                       1,075,600    9,995,600     (10,413,900)    9,026,900    4,359,500
Cash and cash equivalents, beginning
   of period                                  2,770,200    3,845,800      13,841,400    13,841,400    3,427,500
                                             ----------   ----------      ----------    ----------   ----------
Cash and cash equivalents, end of period    $ 3,845,800  $13,841,400     $ 3,427,500   $22,868,300  $ 7,787,000
                                             ==========   ==========      ==========    ==========   ==========
Supplemental disclosure of cash paid
    during the period for:
          Interest                          $ 104,300        636,200         764,900       281,700     341,400
                                              =======        =======         =======       =======     =======


The accompanying notes to consolidated financial statements are an integral part of these statements.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

(1)    GENERAL

       Andrx Corporation and subsidiaries ("Andrx" or the "Company") was organized in August 1992, and in November 1992, commenced marketing and distributing generic pharmaceutical products manufactured by third parties. In February 1993, the Company began to engage in the development of generic controlled-release pharmaceutical products utilizing its proprietary drug delivery technologies. During 1995, the Company submitted Abbreviated New Drug Applications ("ANDA") to the United States Food and Drug Administration ("FDA") for two generic controlled-release pharmaceutical products.

       In June 1996, the Company completed an initial public offering (the "IPO") of 2,530,000 shares of the Company's common stock. The gross proceeds from the sale of such stock totaled approximately $30.4 million. The Company anticipates that the net proceeds of $27.4 million will be used primarily for research and product development activities and for capital expenditures.

       The Company is subject to the risks and uncertainties associated with a drug delivery company which has not commercialized its first product, including a history of net losses, unproven technology, lack of manufacturing experience, current and potential competitors with significant technical and marketing resources, need for future capital and dependence on collaborative partners and on key personnel. Additionally, the Company is subject to the risks and uncertainties associated with all drug delivery companies, including compliance with government regulations and the possibility of patent infringement litigation.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION

        The accompanying consolidated financial statements include the accounts of Andrx and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

        CASH AND CASH EQUIVALENTS

        All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

        INVESTMENTS AVAILABLE FOR SALE

        The Company utilizes the provisions of Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that marketable equity securities and all debt securities be classified into three categories: (i) held to maturity securities, (ii) trading securities, and (iii) available for sale securities. The Company classifies its investments as available for sale and, accordingly, any unrealized gain or loss is reported as a separate component of shareholders' equity. The cost related to investments available for sale is determined utilizing the specific identification method.

        INVENTORIES

        Inventories, which consist primarily of generic pharmaceutical products held for distribution, are stated at the lower of cost (first- in, first-out) or market. Cost is based on purchase price, net of vendor discounts, rebates and allowances.

        PROPERTY AND EQUIPMENT, NET

        Property and equipment are recorded at cost. Depreciation for laboratory equipment, computer hardware and software and furniture and fixtures is provided using the straight-line method over an estimated life of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life of the asset or the term of the lease. The Company will provide depreciation for the commercial-scale manufacturing facility and related equipment once they are placed into service.

        In March 1995, the FASB issued SFAS No. 121 "Accounting For The Impairment Of Long-Lived Assets" which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. To determine a loss, if any, to be recognized, the book value of the asset would be compared to the market value or expected future cash flow value. The Company adopted the provisions of SFAS No. 121 for the year ended December 31, 1996, as required. Such adoption had no impact on the Company's results of operations or financial position.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996


        REVENUE RECOGNITION

        Distribution revenues and the related cost of revenues are recognized at the time a product is shipped. Cost of distribution revenues is based on the purchase price of the product, net of vendor discounts, rebates and allowances. Research and development services to joint venture and the related cost are recognized at the time the services are rendered (see Note 7). Licensing revenue is recognized when earned in accordance with the terms of the underlying agreements (see Note 6).

        RESEARCH AND DEVELOPMENT EXPENSES

        Research and development expenses consist of costs related to products being developed internally as well as costs related to products subject to licensing agreements. Research and development costs are expensed as incurred.

        STOCK-BASED COMPENSATION

        In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are continued, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. For the years ended December 31, 1994, 1995 and 1996, the Company recognized compensation costs under the provisions of APB No. 25, and for the years ended December 31, 1995 and 1996 the Company has provided the expanded disclosure required by SFAS No. 123 (see Note 11).

        INCOME TAXES

        The Company, at its inception, adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not".

        NET LOSS PER SHARE

        For the year ended December 31, 1996, net loss per share is based on the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was antidilutive, all such equivalents were excluded in loss per share.

        Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the public offering price during the 12-month period prior to a public offering are required to be included in the calculation of earnings or loss per share as if they were outstanding for all periods presented prior to the offering (using the treasury stock method and the initial public offering price). Accordingly, the weighted average number of shares of common stock outstanding for the years ended December 31, 1994 and 1995 have been adjusted to reflect the impact of such additional common and common equivalent shares issued below the initial public offering price.

        FAIR VALUE OF FINANCIAL INSTRUMENTS

        As of December 31, 1995 and 1996, the carrying amount of cash and cash equivalents, investments available for sale, accounts receivable, due from joint venture, prepaid and other current assets, accounts payable, accrued liabilities, bank loan, notes payable and commitment to joint venture approximates fair value due to the short maturity of these instruments.

        CONCENTRATION OF CREDIT RISK

        Accounts receivable are principally due from independent pharmacies, regional pharmacy chains which do not maintain their own warehousing facilities and pharmacy buying groups. Credit is extended based on an evaluation of the customer's financial condition and collateral is not required. The Company performs periodic credit evaluations of its customers and maintains allowances for potential credit losses. The Company has no significant off-balance sheet concentration of credit risk.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996


        USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

        RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform to the current year presentation.

(3)      PROPERTY AND EQUIPMENT, NET

        Property and equipment are summarized as follows:

                                               DECEMBER 31,
                                         -----------------------
                                         1995               1996
                                         ----               ----


Manufacturing equipment            $ 1,255,000        $ 3,923,900
Laboratory equipment                 1,321,100          1,621,800
Leasehold improvements                 754,900          3,780,500
Computer hardware and software       1,209,700          1,754,900
Furniture and fixtures                 539,000            907,900
                                    ----------         ----------

                                     5,079,700         11,989,000

Less: accumulated depreciation
   and amortization                 (1,248,600)        (2,264,400)
                                    -----------        ----------

Property and equipment, net        $ 3,831,100        $ 9,724,600
                                   ===========        ===========

(4)     INCOME TAXES

        For the years ended December 31, 1994, 1995 and 1996, the Company was not required to provide for federal or state income taxes due to its net losses. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net operating loss carryforwards given the Company's history of net losses. As of December 31, 1996, for financial reporting purposes and federal income tax purposes, the Company has net operating loss carryforwards of approximately $13 million and $10 million, respectively, which if not utilized, will expire beginning in 2008. Net operating loss carryforwards are subject to review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%.

(5)     BANK LOAN

        In January 1996, Anda Generics, Inc. ("Generics"), the Company's wholly owned subsidiary engaged in the distribution of pharmaceutical products, increased the maximum amount available under an existing line of credit from $8,000,000 to $10,000,000 and the interest rate was decreased from the prime rate plus 2.0% to the prime rate plus 1.5%. Borrowings under the line of credit are only available for financing Generics' operations, are secured by all the assets of that operation and are subject to a borrowing base related to the value of Generics' accounts receivable and inventories. The loan is guaranteed by Andrx Corporation and its other subsidiaries. The agreement requires compliance with certain covenants including the maintenance of minimum working capital and net worth levels by Generics.

        In October 1996, the Company amended its line of credit agreement whereby, amongst other things, the interest rate was decreased from the prime rate (8.25% as of December 31, 1996) plus 1.5% to the prime rate plus 1.0%, the unused commitment fee was reduced from .5% to .25%, and under certain circumstances, permitted the payment of dividends, repayments and advances from Generics to Andrx and its other subsidiaries.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

(6)     LICENSING AGREEMENTS

        In April 1996, the Company entered into a collaboration agreement for the development of a brand name controlled-release pharmaceutical product with Sepracor, Inc. ("Sepracor"). Pursuant to this agreement, Andrx is using one of its controlled-release drug delivery technologies to formulate a once-a-day version of fexofenadine (previously known as terfenadine carboxylate), an antihistamine being developed by Sepracor. A twice-a-day version of this drug was approved by the FDA in 1996, and is marketed in the U.S. under the brand name Allegra(R) by Hoechst Marion Roussel, Inc. ("HMR"). Under the development agreement with Sepracor, the Company is responsible for developing a formulation of the product and transferring such technology to Sepracor who will be responsible for obtaining FDA approvals for the product and the manufacturing and marketing of the product. The Company will receive certain fees under the development agreement and will be entitled to receive royalties from the sale or license of the product.

        In December 20, 1996, Andrx entered into a worldwide licensing agreement with ASTA Medica AG ("Asta Medica"), a subsidiary of Degussa AG, for the use of dilazep, an orally administered drug to be used in the treatment of cancer. Under the terms of the agreement, ASTA Medica will be responsible for clinical development, the filing of a New Drug Application ("NDA") and the commercialization of the product. Andrx will receive a royalty from ASTA Medica, on worldwide net sales of the product and will be responsible for certain royalty payments related thereto. Andrx originally licensing this technology, which has now been patented, from The UAB Research Foundation.

        The Company has entered into an agreement with a brand name pharmaceutical company to apply one of its technologies to that company's brand name marketed product in an attempt to develop a once-a-day version of that product. If that company then wishes to utilize Andrx's technology in connection with its product, the parties will attempt to negotiate a licensing agreement.

        As a result of milestone payments in connection with these and previous licensing agreements, Andrx received $175,000, $50,000 and $125,000, during the years ended December 31, 1994, 1995 and 1996, respectively, of which $155,500, $165,000 and $50,000, respectively, was recognized as licensing revenue.

(7)      JOINT VENTURE

        In July 1994, the Company and Circa Pharmaceuticals, Inc., now a wholly owned subsidiary of Watson Pharmaceuticals, Inc. ("Watson") (the Company and Watson are herein afterwards collectively referred to as the "Partners"), formed a joint venture to develop, manufacture and market generic controlled-release pharmaceutical products (the "joint venture" or "ANCIRC"). Watson also acquired an equity interest in the Company in exchange for a payment of $6,000,000. In addition, Watson may acquire a further equity interest by exercise of certain warrants (see Note 10). Andrx Pharmaceuticals, Inc. ("Pharmaceuticals"), a wholly owned subsidiary of the Company, will perform the research and development formulations for the joint venture products and the Company will also market and distribute any of ANCIRC's products upon regulatory approval. Watson will provide the regulatory support for the joint venture products and manufacture any of ANCIRC's products upon regulatory approval.

        Capital contributions and ANCIRC's net income or loss are to be allocated in proportion to the respective Partners' interest in the joint venture. Such interests were originally 60% to Andrx and 40% to Watson. On October 30, 1995, in connection with Watson's purchase of additional shares of common stock of Andrx (see Note 10), the Partners amended the joint venture agreement to modify each Partner's respective interest to 50%. Under the terms of the amendment to the joint venture agreement, Watson was not required to contribute additional capital to ANCIRC to equalize the partners' capital accounts as of the amendment date. The Partners' capital accounts will be equalized in future periods out of net cash flow or upon liquidation, to the extent funds are available. ANCIRC is managed by and under the direction of a management committee which is comprised of six members. Three members are appointed by each partner. Based on the equal representation of the management committee and the Company's inability to unilaterally control the joint venture, the Company utilizes the equity method to account for its investment in or its commitment to this joint venture.

        The agreements governing the ANCIRC joint venture require Dr. Chih-Ming
J. Chen, Pharmaceutical's President and the Company's chief scientist, to supervise the development of all ANCIRC products until at least five products have been successfully developed by ANCIRC. If Dr. Chen fails to perform supervisory services (other than by reason of his death or disability), Watson has the option to (i) require the Company to repurchase Watson's interests in ANCIRC and the Company for an amount equal to Watson's investments therein, plus interest, or (ii) assume the rights of the Company to develop and market the products. Once ANCIRC has developed three products, Watson is limited to the option set forth in (ii) of the preceding sentence.


                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

        Condensed balance sheet and statement of operations information for ANCIRC is as follows:

                                                 DECEMBER 31,             JUNE 30,
                                            --------------------
                                            1995            1996           1997
                                            ----            ----        ----------
                                                                        (UNAUDITED)
Cash                                    $   84,900     $  700,900       $  154,100
Equipment, net                                  --         25,100          261,100
                                        ----------      ---------        ---------

Total assets                            $   84,900     $  726,000       $  415,200
                                         =========      ==========       =========

Current liabilities                     $1,285,200    $ 1,047,800      $  863,900
Partners' deficit                       (1,200,300)      (321,800)       (448,700)
                                        -----------     ----------      ----------

Total liabilities
and Partners' deficit                   $   84,900     $  726,000       $  415,200
                                         =========      =========        =========

                                                            CUMULATIVE                                  CUMULATIVE
                                                       PERIOD FROM INCEPTION                               PERIOD
                                        YEARS ENDED      (JULY 8, 1994) TO       SIX MONTHS ENDED      FROM INCEPTION
         PERIOD FROM INCEPTION          DECEMBER 31,       DECEMBER 31,              JUNE 30,         (JULY 8, 1994) TO
           (JULY 8, 1994) TO         -----------------  ----------------       ------------------         JUNE 30,
           DECEMBER 31, 1994        1995         1996         1996             1996          1997           1997
         ---------------------      ----         ----   ----------------       ----          ----           ----
                                                                                (UNAUDITED)             (UNAUDITED)
Research and
development
expenses      $  527,100        $  3,183,700 $ 4,038,800   $ 7,749,600     $ 2,065,800  $ 1,546,600    $ 9,296,200
               =========           =========  ==========     =========       =========    =========      =========

Net loss      $ (526,400)       $(3,173,900) $(4,021,800)  $(7,722,100)    $(2,062,400) $(1,526,900)   $(9,249,000)
               =========          =========    =========     =========       =========    =========      =========

        During the period from ANCIRC's inception (July 8, 1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996 Pharmaceuticals rendered research and development services to ANCIRC of $375,300, $2,528,700 and $2,205,900, respectively. These services were provided at cost which includes research and development overhead allocations. As of December 31, 1995 and 1996, the Company was due $1,005,000 and $376,600, respectively, from ANCIRC for research and development services rendered. In the December 31, 1995 and 1996 consolidated balance sheets, such amounts due from the joint venture have been offset by $516,500 and $62,500, respectively, representing the amount that Andrx is required to fund to the joint venture in order to receive the full amount due from the joint venture. The Company is committed to the funding of ANCIRC's future operations.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996


(8)     COMMITMENTS

        EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with its chairman of the board, president, and vice president and chief scientist. These employment agreements include confidentiality and non-competition provisions and expire in February 1998. Additionally, the Company entered into an employment agreement with its vice president and chief financial officer.

        The following schedule summarizes the future minimum payments under the Company's employment agreements as of December 31, 1996:

                     1997                $700,500
                     1998                 240,400
                                          -------

                                         $940,900
                                          =======
        PURCHASE COMMITMENTS

        The Company has entered into agreements to purchase certain manufacturing equipment and to construct a manufacturing facility with future commitments of $719,600 and $2,118,600, respectively.

        OPERATING LEASES

        The Company leases offices and office equipment under operating leases. The following schedule summarizes future minimum lease payments required under non-cancelable operating leases with terms greater than one year, as of December 31, 1996:

                     1997             $  779,300
                     1998                488,300
                     1999                406,800
                     2000                370,800
                     2001                354,700
                      Thereafter         868,900
                                       ---------
                                      $3,268,800
                                       =========

        Rent expense amounted to $195,900, $209,800 and $445,600 for the years ended December 31, 1994, 1995 and 1996, respectively.

(9)      RELATED PARTY TRANSACTIONS

        In March 1994, the Company entered into an amendment to a then existing royalty agreement (the "March 1994 Amendment") with Dr. Chih-Ming J. Chen, Pharmaceuticals' president. The March 1994 Amendment changes the amount of the royalties due to Dr. Chen upon the sale of certain products, including one of the products for which an ANDA was submitted to the FDA in 1995. These products are not currently being sold or marketed. In August 1994, Dr. Chen received a $100,000 loan and options to purchase 200,000 shares of the Company's common stock vesting at certain time frames based upon the ANDAs for such products. In 1996, the board of directors canceled Dr. Chen's obligation to repay the $100,000 loan and the related accrued interest as a bonus for the submission of one of the ANDAs in 1995. Accordingly, for the year ended December 31, 1995, the Company recorded $107,000 of compensation expense in the accompanying consolidated statement of operations. As of December 31, 1995, all of these options granted to Dr. Chen had vested. These options have an exercise price of $6.50 per share, representing the fair market value on the date of grant as determined by the board of directors.

        In September 1994, the Company entered into an agreement to loan $250,000 to Pharmacy Services Group, Inc. ("PSG"), a pharmacy benefits management and mail order marketing company. PSG was a customer of the Company's distribution operations and was controlled by a former principal shareholder of the Company. In addition, the Company's chairman of the board and president each owned less than 1% of PSG's outstanding shares of common stock. In exchange for additional consideration in the form of options to purchase shares of PSG common stock , the Company agreed not to declare a default under the note or to accelerate the note as a result of PSG's failure to fulfill certain requirements of the original note. During 1995, the management of the Company determined that the

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996


net outstanding accounts receivable balance of $52,000 due from PSG and note receivable of $250,000 were uncollectible, and the Company wrote off these balances due from PSG.

        For the years ended December 31, 1994, 1995 and 1996, approximately $851,200, $578,900 and $119,200, respectively, of distribution revenues were generated from related parties, which were owned in part by the Company's chairman of the board. In December 1994, one of these related parties filed for Chapter 11 bankruptcy protection. During 1995, management provided an allowance and wrote off the net outstanding balance of $157,000.

(10)    SHAREHOLDERS' EQUITY

        In December 1993 and January 1994, the Company sold an aggregate of
44.70 units (the "Placement Units") to various investors. Each Placement Unit was sold at $100,000 and consisted of 11,240 shares of common stock and 11,240 warrants (the "Placement Warrants"). Each Placement Warrant entitles the holder thereof to purchase one share of common stock through December 1998, at a price of $7.25. The Company also granted Gruntal & Co., Incorporated, the placement agent, the option (the "Agent's Option") to purchase 4.47 Placement Units at a price of $100,000 per Placement Unit at any time through December 1998. In December 1996, the Company registered, under the Securities Act of 1933, the shares of common stock included in the Placement Units including the shares of common stock issuable upon the exercise of the Placement Warrants and the Agents Option.

        In July 1994, the Company issued 33,700 shares of its convertible preferred stock and a warrant to acquire up to 337,100 shares of the Company's common stock to Watson for an aggregate consideration of $6,000,000. The preferred shares automatically converted into 674,200 shares of common stock on April 30, 1995. Watson has certain registration rights related to the common stock and warrants. The warrant is exercisable in whole or in part until July 8, 1999 at an exercise price of $8.90 per share. This issuance was associated with a joint venture agreement between the Company and Watson. See Note 7 for further discussion of the joint venture.

        In August 1995, the Company issued 90,900 shares of common stock in a private placement transaction with Watson at $11.00 per share for an aggregate consideration of $1,000,000. Additionally, in December 1995, the Company issued 1,144,900 shares of common stock in a private transaction with Watson at $11.00 per share for an aggregate consideration of $12,593,900. Watson also has certain registration rights related to the 1,235,800 shares of common stock purchased from the Company in 1995. In conjunction with these transactions, the Company and Watson amended the terms of the joint venture agreement. See Note 7 for further discussion of the amendment to the joint venture agreement.

        In June 1996, the Company completed its Initial Public Offering of 2,530,000 shares of the Company's common stock at a price of $12.00 per share. The net proceeds from the sale of such stock totaled approximately $27.4 million.

(11)    STOCK INCENTIVE PLAN

        In February 1993, the Company adopted a stock incentive plan (the "Plan") under which the board of directors or its compensation committee is authorized to grant stock options, stock appreciation rights, restricted stock, deferred stock, performance units, loans and tax offset payments or any combination thereof, to employees, consultants or advisors of the Company. The exercise price at which any stock option may be awarded is to be determined by the board of directors. Options granted under the Plan must be exercised within ten years of grant, unless a shorter period is designated at the time of grant. No options can be awarded under the Plan after February 26, 2003. In 1996, the board of directors and shareholders approved an increase in the number of shares available for grant in the Plan to 1,250,000.

        The Company accounts for options granted under this Plan in accordance with the provisions of APB No. 25. Each stock option has an exercise price equal to the market price on the date of grant and, accordingly, no compensation expense has been recorded for any stock option grants.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996


        A summary of the Plan's activity is as follows:

                                     NUMBER OF SHARES     OPTION PRICE
                                       UNDER OPTION        PER SHARE
                                     ----------------     ------------
Outstanding, January 1, 1994            231,375         $3.00    $7.00
Options granted                         405,000          6.50     9.00
                                        -------

Outstanding, December 31, 1994          636,375          3.00     9.00
Options granted                         210,250          7.25    11.00
Options exercised                        (6,000)         3.00       --
Options forfeited                       (74,000)         3.00     8.00
                                        --------

Outstanding, December 31, 1995          766,625          3.00    11.00
Options granted                         378,325         11.00    14.50
Options exercised                      (132,287)         3.00    11.00
Options forfeited                       (98,313)         3.00    14.44
                                        --------

Outstanding, December 31, 1996          914,350          3.00    14.50
                                        =======


        The range of fair value per share as of the grant date was $2.60 to $7.85 for stock options granted in 1995 and $3.76 to $10.31 for stock options granted in 1996. The determination of the fair value of all stock options granted in 1996 and 1995 was based on (i) risk- free interest rates of 5.5% to 6.1%, depending on the expected life of each option, (ii) expected option lives
1.5 years to 7.5 years, depending on the vesting provisions of each option,
(iii) expected volatility in the market price of the Company's common stock of 70%, and (iv) no expected dividends on the underlying stock.

        The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method of SFAS No. 123 had been used in accounting for stock options.

                                               1995              1996
                                               ----              ----

Net Loss                 As Reported       $(5,187,000)     $(4,027,700)
                                         ==============   ==============

                         Pro Forma         $(5,491,800)     $(5,108,300)
                                         ==============   ==============

Net Loss Per Share       As Reported     $       (0.55)   $       (0.33)
                                         ==============   ==============

                         Pro Forma       $       (0.58)   $       (0.42)
                                         ==============   ==============

(12)    401(K) PLAN

        In February 1995, the Company adopted a 401(k) retirement plan covering substantially all employees. Monthly contributions to the retirement plan are made by the Company based upon the employee contributions to the plan. During the years ended December 31, 1995 and 1996, the Company contributed $63,600 and $86,700, respectively, to the retirement plan.

(13)    LITIGATION

        In January 1996, HMR and Carderm Capital, L.P. (collectively, "Hoechst"), filed suit against the Company claiming patent infringement as a result of the Company's ANDA filing with the FDA in late 1995 for a generic version of Cardizem CD(R). The Company responded to this claim by denying infringement, raising various other defenses and by filing certain counterclaims against Hoechst. While the Company believes its product does not infringe upon any of the patents held in connection with the branded product and that it has meritorious defenses against this suit, the ultimate resolution of this matter is not currently known and may delay or prevent the Company from obtaining an approval to market from the FDA related to this ANDA.

                       ANDRX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996


        In May 1996, Rhone-Poulenc Rorer, Inc., and Jagotec AG (collectively "RPR"), commenced a lawsuit against the Company claiming patent infringement as a result of the Company's ANDA filing with the FDA in late 1995 for a bioequivalent version of Dilacor XR(R). The Company denied infringement and raised various other defenses in this claim. In December 1996, RPR agreed to dismiss the patent infringement lawsuit and the parties signed a settlement agreement which provided for the dismissal, without prejudice, of all claims and counterclaims in the lawsuit. An Order of Dismissal was entered by the U.S. District Court judge on January 7, 1997.

        Patent infringement claims of this nature may be made by other pharmaceutical companies in connection with the Company's filing of other ANDAs with the FDA. The Company evaluates the probability of patent infringement litigation with respect to each of its ANDA submissions on a case by case basis. Accordingly, for the years ended December 31, 1995 and 1996, the Company provided for estimated litigation costs. Although the Company believes it has adequately provided for such matters based on the current available information, the Company may incur additional litigation costs in future years which may be material to the Company's results of operations and financial position.

        In May 1996, an employee of the Company resigned from his position and, in connection therewith, claimed that he was entitled to receive, pursuant to the terms of his employment arrangement with the Company, a royalty equal to 1% of the gross revenues from certain products under development by the Company. If litigation is commenced, the Company intends to contest it.

(14)     QUARTERLY UNAUDITED FINANCIAL RESULTS

                          MARCH 31,    JUNE 30,  SEPTEMBER 30,   DECEMBER 31,
                          ---------    --------  -------------   ------------
1995
----
Net revenue            $11,425,200   $12,212,000  $13,258,500   $16,265,800
Gross profit           $ 1,820,000   $ 2,070,600  $ 2,360,200   $ 2,601,100
Net loss               $  (653,700)  $(1,134,000) $(1,096,500)  $(2,302,800)
Net loss per share     $     (0.07)  $     (0.12) $     (0.11)  $     (0.23)

1996
----
Net revenue            $18,917,900   $20,413,300  $23,595,000   $26,050,500
Gross profit           $ 2,991,100   $ 3,287,100  $ 3,843,500   $ 4,249,200
Net loss               $  (722,400)  $(1,162,500) $(1,018,100)  $(1,124,700)
Net loss per share     $     (0.07)  $     (0.10) $     (0.08)  $     (0.08)

(15)    UNAUDITED SUBSEQUENT EVENT

     In September 1997, Andrx entered into a Stipulation and Agreement (the "Stipulation") with Hoechst related to the suit filed by Hoechst (the "Hoechst Suit"). In the Stipulation, Andrx agreed that if the Hoechst Suit is not concluded by the date the FDA grants final approval of the Company's ANDA for the bioequivalent version of Cardizem/registered trademark/ CD, Andrx will not commence the commercial sale of the product in the United States until a final and unappealable judgment is issued. The Stipulation provides that upon receiving final FDA approval of its ANDA, Andrx will begin to receive interim payments from Hoechst of $10.0 million quarterly which, absent certain defaults by Andrx, are nonrefundable. These payments will continue until the Hoechst Suit is concluded or other events occur. The payments will increase retroactively if Andrx prevails in the Hoechst Suit with a lump sum payment representing an agreed amount of profits that Andrx would have earned had it begun to sell its product upon receiving final FDA approval of its ANDA. The Stipulation also provides Andrx with the option of licensing Hoechst's patents at certain times.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Partners of
ANCIRC Pharmaceuticals:

We have audited the accompanying balance sheets of ANCIRC Pharmaceuticals (a New York general partnership in the development stage) as of December 31, 1995 and 1996, and the related statements of operations, partners' deficit and cash flows for the period from inception (July 8, 1994) to December 31, 1994, for the years ended December 31, 1995 and 1996, and for the cumulative period from inception (July 8, 1994) to December 31, 1996. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ANCIRC as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from inception (July 8, 1994) to December 31, 1994, for the years ended December 31, 1995 and 1996, and for the cumulative period from inception (July 8, 1994) to December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 31, 1997.



                             ANCIRC PHARMACEUTICALS

                        (A DEVELOPMENT STAGE PARTNERSHIP)

                                 BALANCE SHEETS


                     ASSETS
                                                         DECEMBER 31,              JUNE 30,
                                               --------------------------          --------
                                                  1995            1996               1997
                                                  ----            ----               ----
                                                                                 (UNAUDITED)
Current Assets:
  Cash and cash equivalents                   $   84,927       $  700,946          $154,123
                                              ----------       ----------          --------

     Total current assets                         84,927          700,946           154,123

  Laboratory equipment, net of accumulated
     depreciation of $6,278 and $12,298
     (Unaudited), as of December 31, 1996
     and June 30, 1997                              --             25,112           261,065
                                             -----------       ----------          --------

     Total assets                             $   84,927       $  726,058          $415,188
                                              ==========       ==========          ========


                     LIABILITIES AND PARTNERS' DEFICIT

Current Liabilities:
  Due to joint venture partners               $1,275,830       $1,045,542          $863,795
  Accounts payable                                 9,415            2,328               101
                                            ------------      -----------         ---------

     Total current liabilities                 1,285,245        1,047,870           863,896
                                             -----------       ----------         ---------

Partners' Deficit:
  SR Six, Inc.                                  (655,505)        (160,906)         (224,354)
  Circasub, Inc.                                (544,813)        (160,906)         (224,354)
                                             -----------      -----------         ---------

     Total partners' deficit                  (1,200,318)        (321,812)         (448,708)
                                             -----------      -----------         ---------

     Total Liabilities and Partners'
        Deficit                              $    84,927       $  726,058          $415,188
                                            ============      ===========         =========



                 The accompanying notes to financial statements
                  are an integral part of these balance sheets


                              ANCIRC PHARMACEUTICAL

                        (A DEVELOPMENT STAGE PARTNERSHIP)

                            STATEMENTS OF OPERATIONS



                                                                                                                CUMULATIVE
                            PERIOD FROM                                 CUMULATIVE                             PERIOD FROM
                             INCEPTION                                  PERIOD FROM                             INCEPTION
                             (JULY 8,                                    INCEPTION                               (JULY 8,
                               1994)                                  (JULY 8, 1994)                               1994)
                                TO                YEAR ENDED                TO           SIX MONTHS ENDED           TO
                           DECEMBER 31,          DECEMBER 31,           DECEMBER 31,          JUNE 30,            JUNE 30,
                               1994           1995           1996           1996          1996        1997         1997
                               ----           ----           ----           ----          ----        ----         ----
                                                                                             (UNAUDITED)        (UNAUDITED)
Research and development
expenses
  Purchased research and      $422,189     $2,825,305    $3,841,625      $7,089,119  $1,962,026   $1,368,323    $8,457,442
      development services
  Operating supplies            83,813        310,638       142,871         537,322      91,000      100,153       637,475
  Other                         21,140         47,824        54,277         123,241      12,738       78,093       201,334
                              --------     ----------    ----------      ----------  ----------   ----------    ----------
Loss from operations          (527,142)    (3,183,767)   (4,038,773)     (7,749,682) (2,065,764)  (1,546,569)   (9,296,251)
                              --------     ----------    ----------      ----------  ----------   ----------    ----------
Interest income                    762          9,829        16,961          27,552       3,328       19,673        47,225
                              --------     ----------    ----------      ----------  ----------   ----------    ----------
Net loss                     $(526,380)   $(3,173,938)  $(4,021,812)    $(7,722,130)$(2,062,436)  (1,526,896)  $(9,249,026)
                              ========     ==========    ==========      ==========  ==========   ==========    ==========




                 The accompanying notes to financial statements
                    are an integral part of these statements


                             ANCIRC PHARMACEUTICALS

                        (A DEVELOPMENT STAGE PARTNERSHIP)

                         STATEMENTS OF PARTNERS' DEFICIT

                                                     SR SIX, INC.  CIRCASUB, INC.    TOTAL
                                                     ------------  --------------    -----
Initial contributions by joint venture partners     $   300,000    $  200,000    $  500,000

Net loss                                               (315,828)     (210,552)     (526,380)
                                                    -----------   -----------   -----------

Balance, December 31, 1994                              (15,828)      (10,552)      (26,380)

Additional contribution by joint venture partners     1,200,000       800,000     2,000,000

Net loss                                             (1,839,677)   (1,334,261)   (3,173,938)
                                                    -----------   -----------   -----------

Balance, December 31, 1995                             (655,505)     (544,813)   (1,200,318)

Additional contributions by joint venture partner     2,505,505     2,394,813     4,900,318

Net loss                                             (2,010,906)   (2,010,906)   (4,021,812)
                                                    -----------   -----------   -----------

Balance, December 31, 1996                             (160,906)     (160,906)     (321,812)

Additional contributions by joint venture               700,000       700,000     1,400,000
partners (Unaudited)

Net loss (Unaudited)                                   (763,448)     (763,448)   (1,526,896)
                                                    -----------   -----------   -----------

Balance June 30, 1997 (Unaudited)                    $ (224,354)   $ (224,354)   $ (448,708)
                                                    ===========   ===========   ===========




                 The accompanying notes to financial statements
                    are an integral part of these statements


                             ANCIRC PHARMACEUTICALS

                        (A DEVELOPMENT STAGE PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS



                                                                                     CUMULATIVE
                                         PERIOD FROM                                 PERIOD FROM
                                          INCEPTION                                   INCEPTION
                                        (JULY 8, 1994)                              (JULY 8, 1994)
                                              TO            YEAR ENDED                  TO                    SIX MONTHS ENDED
                                         DECEMBER 31,       DECEMBER 31,             DECEMBER 31,                JUNE 30,
                                            1994           1995          1996            1996              1996              1997
                                            ----           ----          ----            ----              ----              ----
                                                                                                                (UNAUDITED)
Cash flows from operating activities
     Net loss                           $(526,380)     $(3,173,938)  $(4,021,812)   $(7,722,130)        $(2,062,436)    $(1,526,896)
   Depreciation                                --               --         6,278          6,278               3,139           6,020
   Increase (decrease) due
     to joint venture partners            526,980          748,850      (230,288)     1,045,542            (382,553)       (181,747)

   Increase (decrease) in accounts
     payable                                   --            9,415        (7,087)         2,328              (7,915)         (2,227)
                                         --------       ----------    ----------     ----------          ----------      ----------
     Cash provided by (used in)
       operating activities                   600       (2,415,673)   (4,252,909)    (6,667,982)         (2,449,765)     (1,704,850)
                                         --------       ----------    ----------     ----------          ----------      ----------
Cash flows from investing activities
   Purchase of laboratory
     equipment                                 --               --       (31,390)       (31,390)            (31,390)       (241,973)
                                         --------       ----------    ----------     ----------          ----------      ----------
     Cash used in investing activities         --               --       (31,390)       (31,390)            (31,390)       (241,973)
                                         ---------       ----------    ----------     ----------          ----------      ----------
Cash flows from financing activities
   Contributions by joint venture
     partners                             500,000        2,000,000     4,900,318      7,400,318           2,400,317       1,400,000
                                        ---------       ----------    ----------     ----------          ----------      ----------
     Cash provided by
       financing activities               500,000        2,000,000     4,900,318      7,400,318           2,400,317       1,400,000
                                        ---------       ----------    ----------     ----------          ----------      ----------
Net increase (decrease) in
  cash and cash equivalents               500,600         (415,673)      616,019        700,946             (80,838)       (546,823)

Cash and cash equivalents,
  beginning of period                         --           500,600        84,927             --              84,927         700,946
                                        --------        ----------    ----------     ----------          ----------      ----------
Cash and cash equivalents,
end of period                           $500,600        $   84,927     $ 700,946    $   700,946          $    4,089       $ 154,123
                                        ========        ==========    ==========     ==========          ==========      ==========


                                                 CUMULATIVE
                                                 PERIOD FROM
                                                  INCEPTION
                                               (JULY 8, 1994)
                                                     TO
                                                   JUNE 30,
                                                   1997
                                                   ----
                                               (UNAUDITED)
Cash flows from operating activities            $(9,249,026)
     Net loss                                        12,298
   Depreciation
   Increase (decrease) due
     to joint venture partners                      863,795

   Increase (decrease) in accounts
     payable                                            101
                                                 ----------
     Cash provided by (used in)                  (8,372,832)
       operating activities                      ----------

Cash flows from investing activities
   Purchase of laboratory
     equipment                                     (273,363)
                                                 ----------
     Cash used in investing activities             (273,363)
                                                 ----------

Cash flows from financing activities
   Contributions by joint venture
     partners                                     8,800,318
                                                 ----------
        Cash provided by
           financing activities                   8,800,318

Net increase (decrease) in
  cash and cash equivalents                         154,123

Cash and cash equivalents,
  beginning of period                                    --
                                                 ----------

Cash and cash equivalents,
end of period                                    $  154,123
                                                 ==========

                 The accompanying notes to financial statements
                    are an integral part of these statements

                             ANCIRC PHARMACEUTICALS

                        (A DEVELOPMENT STAGE PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996

(1) GENERAL:

    ANCIRC Pharmaceuticals, a joint venture ("ANCIRC"), was formed on July 8, 1994 by SR Six, Inc., a wholly owned subsidiary of Andrx Corporation (the "Andrx Partner") and Circasub, Inc., a wholly owned subsidiary of Watson Pharmaceuticals, Inc. (the "Watson Partner"). Under the terms of the joint venture agreement (the "Agreement") as amended on October 30, 1995 (the "Amendment Date"), the purpose of ANCIRC is to develop, manufacture and market at least eight controlled-release generic pharmaceutical products. The Andrx Partner will cause certain of its other subsidiaries to perform the research and develop formulations for the products and market and distribute any of ANCIRC's products upon regulatory approval. The Watson Partner will perform the manufacturing of the products and provide the regulatory support for ANCIRC's products. To date, the sole activity of ANCIRC has been research and development. As of December 31, 1996, no products have been submitted for regulatory approval.

    The partnership interests for the period from inception to the Amendment Date were 60% and 40% for the Andrx Partner and the Watson Partner, respectively. Effective as of the Amendment Date, the partnership interests are 50% for both the Andrx Partner and the Watson Partner.

    ANCIRC is managed by and under the direction of a management committee which is composed of six members. Three members are appointed by each of the joint venture partners. The management committee oversees the operations of ANCIRC and is responsible for making all major decisions.

    MANAGEMENT'S PLANS

    As of December 31, 1996, since inception (July 8, 1994), ANCIRC has incurred net losses of $7,722,130. Management anticipates incurring additional losses in the near term as the focus of ANCIRC's business is research and development. The joint venture partners are committed to the funding of ANCIRC's future operations.

    The likelihood of the success of ANCIRC must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures. These business risks include dependence on a limited number of key personnel and market acceptance of ANCIRC's products.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    All highly liquid investments with an original maturity of three months or less are considered cash equivalents.


    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts payable and due to joint venture partners approximate fair value due to the short maturity of these instruments.

    LABORATORY EQUIPMENT

    Laboratory equipment is recorded at cost and depreciation is provided using the straight-line method over an estimated life of five years.

    PURCHASED RESEARCH AND DEVELOPMENT SERVICES

    Purchased research and development services consist of ANCIRC's research costs, performed and incurred by the joint venture partners, and billed to ANCIRC. Purchased research and development services are expensed as incurred.

                             ANCIRC PHARMACEUTICALS

                        (A DEVELOPMENT STAGE PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) RELATED PARTY TRANSACTIONS:

    Expenses reported by ANCIRC primarily represent expenses incurred by the joint venture partners in research and development related to ANCIRC's products. As of December 31, 1995, amounts due to the Andrx Partner and the Watson Partner were $1,004,986 and $270,844, respectively. As of December 31, 1996, ANCIRC had amounts due to the Andrx Partner and the Watson Partner of $376,633 and $668,909, respectively. Such amounts are included in "Due to joint venture partners" in the accompanying balance sheets.

(4)   INCOME TAXES:

    ANCIRC is organized as a partnership. Accordingly, taxable income or loss is reported in the tax returns of the individual partners.

(5)   PARTNERS' DEFICIT:

    As discussed in Note (1), as of the Amendment Date, the interest of the Andrx Partner and the Watson Partner shall each be 50%. Under the terms of the Agreement, the Watson Partner was not required to contribute additional capital to ANCIRC to equalize the capital accounts as of the Amendment Date. The Partners' capital accounts will be equalized in future periods out of net cash flow or upon liquidation, to the extent funds are available.

================================================================================
NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.


                                   --------------


                                       TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
Prospectus Summary............................................................

Forward-Looking Statements....................................................

Available Information.........................................................

Risk Factors..................................................................

Use of Proceeds...............................................................

Dividend Policy...............................................................

Price Range of Common Stock...................................................

Capitalization................................................................

Selected Consolidated Financial Data..........................................

Management's Discussion and Analysis of
  Financial Condition and Results of Operations...............................

Business......................................................................

Management....................................................................

Certain Transactions..........................................................

Principal Shareholders........................................................

Selling Shareholders..........................................................

Description of Capital Stock..................................................

Shares Eligible for Future Sale...............................................

Plan of Distribution..........................................................

Legal Matters.................................................................

Experts.......................................................................

Available Information.........................................................

Index to Financial Statements.................................................

                                 --------------

                                 502,065 SHARES





                            [ANDRX CORPORATION LOGO]


                                  COMMON STOCK


                              --------------------
                                   PROSPECTUS
                              --------------------


                               ____________, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee.........   $  3,285
Printing and engraving expenses.............................     15,000
Accounting fees and expenses................................     15,000
Legal fees and expenses.....................................     30,000
Transfer Agent's fees and expenses..........................      5,000
Miscellaneous...............................................      2,500
                                                              ---------

TOTAL.......................................................   $ 70,785
                                                               ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Company is also a party to indemnification agreements with each of its directors and officers. The Registrant has also agreed to indemnify the Selling Shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

        1. In July 1994, the Company sold to Circa Pharmaceuticals, Inc. which is presently a wholly-owned subsidiary of Watson Pharmaceuticals, Inc. ("Watson"), for aggregate consideration of $6.0 million, (i) 33,708 shares of Convertible Preferred Stock, which in accordance with its terms, converted into 674,160 shares of Common Stock on April 30, 1995, and (ii) a warrant to purchase 337,079 shares of Common Stock exercisable through July 1999 at a price equal to the lesser of $8.90 per share or the offering price per share of shares sold in this offering.

        2. In August 1994, the Company issued 5,000 shares of Common Stock to a researcher who transferred his technology and certain patent rights to the Company, pursuant to a Technology Transfer and Consulting Agreement.

        3. In April 1995, the Company issued 6,000 shares of Common Stock to an individual for $18,000 upon exercise of certain stock options which he had received in connection with consulting services he rendered to the Company.

        4. In May 1995, the Company sold an aggregate of 103,000 shares of Common Stock to approximately 6 persons in a private transaction, for an aggregate consideration of approximately $1.0 million or $10.00 per share.

        5. In August 1995, the Company sold 90,909 shares of Common Stock to Watson at a price of $11.00 per share and granted Watson a two-month option to purchase no less than 818,182 nor more than 1,454,545 additional shares of Common Stock from the Company at a price of $11.00 per share. In December 1995, the Company sold 1,144,903 shares to Watson.

        6. In June 1997, the Company sold an aggregate of 880,000 shares of Common Stock to two entities for an aggregate consideration of $22.4 million or $25.50 per share, including 150,000 shares to Watson.

        All of the above-referenced securities were exempt from the registration requirements of the Securities Act pursuant to the exemption set forth in
Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS

EXHIBIT                                DESCRIPTION
-------                                -----------

3.1            Form of Registrant's Amended and Restated Articles of
               Incorporation(1)
3.2            Form of Registrant's Amended and Restated Bylaws(1)
4.1            Specimen Common Stock Certificate(1)
5.1            Opinion of Broad and Cassel(2)
10.1           Form of Stock Incentive Plan, as amended(1)*
10.2           Employment Agreement between the Registrant and Alan P
               Cohen, as amended(1)*
10.3           Employment Agreement between the Registrant and Elliot
               E Hahn, as amended(1)*
10.4 Employment Agreement between the Registrant and Chih-Ming J. Chen, as amended(1)*
10.5           Severance Agreement between the Registrant and Scott
               Lodin (1)*
10.6           Royalty Agreement between the Registrant and Chih-Ming
               J. Chen, as amended(1)*
10.7 Form of Indemnification Agreement between the Registrant and its officers and directors(1)*
10.8 Development and License Agreement dated as of June 28, 1993 by and between Zenith Laboratories, Inc. and the Registrant(1)(3)
10.9 Technical Transfer Agreement dated as of July 30, 1993 by and between Yung Shin Pharmaceutical Ind. Co. Ltd. and the Registrant(1)(3)
10.10 Development and License Agreement dated as of September 22, 1993 by and between Circa Pharmaceuticals, Inc. and the Registrant(1)(3)
10.11 Development and License Agreement dated as of November 10, 1993 by and between Mylan Pharmaceuticals Inc. and the Registrant(1)(3)
10.12 Development and License Agreement dated as of December 7, 1993 by and between Circa Pharmaceuticals, Inc. and the Registrant(1)(3)
10.13 Development and License Agreement dated as of January 17, 1994 by and between Purzer Pharmaceutical Co.,
               Ltd. and the Registrant(1)(3)
10.14 Lease Agreement relating to premises located at 4001 S.W. 47th Avenue, Fort Lauderdale, Florida(1)
10.15 Lease Agreement relating to premises located at 4011 S.W. 47th Avenue, Fort Lauderdale, Florida(1)
10.16 Lease Agreement relating to premises located at 3436 University Drive, Davie, Florida(1)
10.17 Loan and Security Agreement by and between Congress Financial Corporation (Florida) and the Registrant, as amended(1)
10.18 ANCIRC General Partnership Agreement between Circa Pharmaceuticals, Inc. and the Registrant, as amended(1)
10.19 Research and Development Services Agreement dated as of July 8, 1994 by and between ANCIRC and the Registrant, as amended(1)
10.20 Manufacturing and Regulatory Approval Agreement dated as of July 8, 1994 by and between Circa Pharmaceuticals, Inc. and ANCIRC, as amended(1)
10.21 Distribution and Marketing Agreement dated as of July 8, 1994 between ANCIRC and the Registrant, as amended(1)
10.22 Patent and Know How License Agreement dated as of July 8, 1994 between ANCIRC and the Registrant, as amended(1)
10.23 Patent and Know How License Agreement dated as of July 8, 1994 between Circa Pharmaceuticals, Inc. and
               ANCIRC, as amended(1)
10.24 Securities Purchase Agreement dated as of July 8, 1994 between the Registrant and Circa Pharmaceuticals, Inc.(1)
10.25 Securities Purchase Agreement dated as of August 17, 1995 between the Registrant and Watson
               Pharmaceuticals, Inc.(1)
10.26 Securities Purchase Agreement dated October 30, 1995 between Circa Pharmaceuticals, Inc. and the Registrant(1)
10.27          Development Agreement between Sepracor, Inc. and the
               Registrant(1)(3)
10.28 Sixth Amendment to the Loan and Security Agreement by and between Congress Financial Corporation (Florida) and Registrant(4)
10.29          Employment Agreement between the Registrant and Angelo
               C. Malahias(5)*
10.30 First Amendment to Lease Agreement relating to the premises located at 3436 University Drive, Davie, Florida(5)
21.1           Subsidiaries of the Registrant(1)
23.1 Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)(2)

23.2           Consent of Arthur Andersen LLP(6)
24.1 Powers of Attorney (included on the signature page of this Registration Statement)(2)
-------------------
*     Management Compensation Plan or Arrangement

(1)   Filed as an Exhibit of the same number to the Company's
      Registrant Statement on Form S-1 (File No. 333- 03614) and incorporated herein by reference.
(2)   Previously filed.
(3) A request for confidential treatment pursuant to Rule 406 under the Securities Act has been made and granted for certain portions of this Exhibit.
(4) Filed as an Exhibit of the same number to the Company's Quarterly Report on Form 10-Q for the Period Ended September 30, 1996 and incorporated herein by reference.
(5) Filed as an Exhibit of the same number to the Company's Annual Report on Form 10-K for the Year Ended December 31, 1996 and incorporated herein by reference.
(6)   Filed herewith.

(B)   FINANCIAL STATEMENT SCHEDULES:

      The following supplemental schedules can be found on the indicated pages of this Registration Statement.

      Report of Independent Certified Public Accountants                   S-1
      Schedule II Valuation and Qualifying Accounts                        S-2

      All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)    To include any prospectus required by
                      Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933,a s amended, the Registrant has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Fort Lauderdale, State of Florida, on October 21, 1997.

                                    ANDRX CORPORATION

                                    By: /S/ ALAN P. COHEN
                                       ------------------
                                         Alan P. Cohen, Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                 SIGNATURES                      TITLE                            DATE
                 ----------                      -----                            ----
/S/ ALAN P. COHEN                            Chairman of the Board,
-----------------                            Chief Executive Officer            October 21, 1997
    Alan P. Cohen                            and Director (principal
                                             executive officer)



/S/ ELLIOT F. HAHN                            President and Director            October 21, 1997
------------------
    Elliot F. Hahn, Ph.D.


/S/ CHIH-MING J. CHEN                         Vice President and Director       October 21, 1997
---------------------
    Chih-Ming J. Chen, Ph.D.


/S/ ANGELO C. MALAHIAS                        Vice President and Chief          October 21, 1997
----------------------                        Financial Officer (principal
    Angelo C. Malahias                        financial and accounting
                                              officer)


       *                                      Director                          October 21, 1997
-----------------------
    Elaine Bloom


       *                                      Director                          October 21, 1997
------------------------
    Irwin C. Gerson


        *                                     Director                          October 21, 1997
------------------------
    Elliot Levine


        *                                     Director                          October 21, 1997
------------------------
    Michael Schwartz, Ph.D.


        *                                     Director                          October  21, 1997
------------------------
    Melvin Sharoky, M.D.

*    By: /S/ ELLIOT F. HAHN
        -------------------
             Elliot F. Hahn, Ph.D., Attorney-in-Fact

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE



To the Shareholders of
Andrx Corporation

We have audited in accordance with generally accepted auditing standards, the financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this registration statement, and have issued our report thereon dated February 20, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
    February 20, 1996.

                                          SCHEDULE II



           ANDRX CORPORATION AND SUBSIDIARIES VALUATION AND QUALIFYING
          ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                   BALANCE AT                                       BALANCE
                                   BEGINNING                                        AT END
                                   OF                                               OF
                                   YEAR              ADDITIONS      DEDUCTIONS      YEAR
                                   ----------        ---------      ----------      -------
Year ended December
31, 1994, allowance
for doubtful accounts              $124,000          $485,600       $(57,200)       $552,400
                                   ========          ========        ========       ========

Year ended December
31, 1995, allowance
for doubtful accounts              $552,400          $546,600       $(524,800)      $574,200
                                   ========          ========        ========       ========

Year ended December
31, 1996, allowance
for doubtful accounts              $574,200          $576,800       $(181,200)      $969,800
                                   ========          ========        ========       ========


                                 EXHIBIT INDEX

EXHIBIT
-------


23.2      Consent of Arthur Andersen LLP